Exhibit 10. 19

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MERCURY INTERACTIVE CORPORATION,

SYSTINET CORPORATION,

SHARK CORPORATION,

AND

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.,

AS STOCKHOLDERS REPRESENTATIVE

JANUARY 8, 2006

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TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 8, 2006 (this “Agreement”), is by and among Mercury Interactive Corporation, a Delaware corporation (“Mercury”), Systinet Corporation, a Delaware corporation (“Systinet”), Shark Corporation, a Delaware corporation and a wholly owned subsidiary of Mercury (“Merger Sub”), and Warburg Pincus Private Equity VIII, L.P., as a representative of Systinet’s stockholders (the “Stockholders Representative”).

BACKGROUND

A. Mercury, Merger Sub and Systinet wish to effect a business combination through a Merger (as defined in Section 1.1) of Merger Sub with and into Systinet on the terms and conditions, set forth in this Agreement;

B. The Board of Directors of Systinet (the “Systinet Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of its stockholders;

C. The Boards of Directors of Mercury and Merger Sub have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interest of their respective stockholders;

D. Immediately after the execution and delivery of this Agreement, stockholders of Systinet holding at least 85% of the combined voting power of the then outstanding shares of Systinet Capital Stock (as defined in Section 1.4) will execute and deliver a written consent in the form of Exhibit A (the “Systinet Stockholders Written Consent”) approving and adopting this Agreement; and

E. Mercury, Merger Sub and Systinet desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into Systinet (the “Merger”) at the effective time of the Merger (the “Effective Time”) which shall be the time of the filing of the certificate of merger, substantially in the form of Exhibit B (the “Certificate of Merger”) or at such later time as is agreed by Mercury and Systinet as set forth in the Certificate of Merger. The Certificate of

Merger shall be filed if, as and when the Closing occurs with the Secretary of State of the State of Delaware (the “Delaware Secretary”). Systinet shall be the surviving corporation (sometimes referred to as the “Surviving Corporation”) in the Merger and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no more than three business days after the satisfaction or waiver of each of the conditions set forth in Article 5 or at such other time as the parties agree in writing. The Closing shall take place at the offices of Jones Day, 2882 Sand Hill Road, Suite 240, Menlo Park, California or at such other location as the parties agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

1.3 Effects of the Merger.

(a) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

(b) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Systinet Corporation.”

(c) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

(d) At the Effective Time, the directors and officers of Merger Sub, as constituted immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation, for so long as provided under the DGCL, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation.

1.4 Effects on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Mercury or Systinet, or any holder of shares of capital stock of Systinet (the “Systinet Capital Stock”) or any shares of capital stock of Merger Sub, the following shall occur:

(a) Each share of Systinet Capital Stock that is owned by Systinet, Mercury, Merger Sub or any of their respective Subsidiaries shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(b) Each share of Common Stock of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of Merger Sub Common Stock shall evidence ownership of shares of common stock of the Surviving Corporation.

(c) Each issued and outstanding share of Systinet Capital Stock (other than shares to be canceled in accordance with Section 1.4(a) and Dissenting Shares (as defined in Section 1.7(a))) shall be converted into the right to receive the Merger Consideration (as defined in Section 1.4(d)) as specified and allocated in this Section 1.4. As of the Effective Time, all such shares of Systinet Capital Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate formerly representing any such shares of Systinet Capital Stock (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as allocated in this Section 1.4 upon surrender of such Certificate in accordance with Section 1.5 or, with respect to Dissenting Shares, the rights set forth in Section 1.7 and the DGCL.

(d) “Merger Consideration” means an aggregate amount of cash in immediately available funds equal to (i) $105,000,000 plus (ii) the amount of the aggregate exercise price of all vested and unexercised Systinet Options (as defined in Section 1.6(a)) and all Systinet Warrants (as defined in Section 1.6(c)) as of 12:01 a.m. on the Closing Date (the “Aggregate Exercise Price”) minus (iii) the amount of the Actual Net Liabilities (as defined in Section 1.8(e)). At or before the Closing, Mercury shall deliver in cash in immediately available funds:

(x) A portion of the Merger Consideration equal to $10,750,000 (the “Escrow Fund”) to U.S. Bank National Association, as escrow agent (the “Escrow Agent”), in accordance with an Escrow Agreement, dated as of the Closing Date, substantially in the form of Exhibit C (the “Escrow Agreement”), by and among Mercury, the Escrow Agent and the Stockholders Representative, which Escrow Fund will be held and distributed in accordance with the terms of the Escrow Agreement and Section 1.8(f) and Article 7 of this Agreement; and

(y) An amount equal to the Merger Consideration less the amount of the Escrow Fund to the Exchange Agent (as defined in Section 1.5(a)) for distribution in accordance with this Section 1.4 and Sections 1.5 and 1.6.

(e) For purposes of the Closing, Systinet shall make a good-faith estimate of (i) the consolidated balance sheet of Systinet as of 12:01 a.m. on the Closing Date (the “Closing Date Balance Sheet”), which shall be prepared in accordance with GAAP (as defined in Section 2.4) applied in a manner consistent with the accounting principles used in the preparation of the Audited Financial Statements (as defined in Section 2.4), (ii) the consolidated balance sheet of Systinet as of December 31, 2005 (the “December 31 Balance Sheet”), which shall be prepared in accordance with GAAP applied in a manner consistent with the accounting principles used in the preparation of the Audited Financial Statements (as defined in Section 2.4), (iii) the Net Liabilities (as defined in Section 8.4(j)) (or, for accounts receivable, as of December 5, 2005) (the “Estimated Net Liabilities”), and (iv) the Aggregate Exercise Price as of December 31, 2005 (the “Estimated Aggregate Exercise Price”), each of which shall be based upon the most recent ascertainable financial information of Systinet and its Subsidiaries, and each of which shall be delivered to Mercury at least three business days prior to the Closing. For purposes of payments of the Merger Consideration before a final determination of the Actual Net Liabilities and the Aggregate Exercise Price in accordance with Section 1.8, the Merger Consideration shall be calculated using the Estimated Net Liabilities and the Estimated Aggregate Exercise Price, with any adjustment to be made in accordance with Section 1.8(f).

(f) The Merger Consideration shall be allocated as follows: (i) each share of Systinet Common Stock (as defined in Section 8.4(o)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, and become exchangeable for, an amount of cash equal to the Common Price Per Share, and (ii) each share of Systinet Preferred Stock (as defined in Section 8.4(p)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, and become exchangeable for, an amount in cash equal to the product of (x) the Common Price Per Share multiplied by (y) the number of shares (including fractions of a share) of Systinet Common Stock issuable upon conversion of such share of Systinet Preferred Stock in accordance with Systinet’s certificate of incorporation, as amended and as in effect immediately prior to the Effective Time (the “Systinet Charter”). The “Common Price Per Share” shall equal the Merger Consideration divided by the Systinet Participating Capitalization, rounded to six decimal places. “Systinet Participating Capitalization” means, as of immediately prior to the Effective Time, the aggregate number of outstanding shares of Systinet Common Stock (including all (i) shares of Systinet Common Stock issuable upon conversion of all shares of Systinet Preferred Stock and (ii) shares of Systinet Common Stock issuable upon exercise of (A) all vested and unexercised Systinet Options and (B) all Systinet Warrants).

(g) If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Systinet Capital Stock occurring after the date of this Agreement and before the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

1.5 Exchange of Certificates.

(a) At or prior to the Closing, Mercury shall enter into an agreement with Mellon Investor Services LLC (or such other bank or trust company in the United States as may be designated by Mercury and reasonably acceptable to Systinet, the “Exchange Agent”), which shall provide that Mercury shall make available to the Exchange Agent cash in the amount necessary for the payment of the Merger Consideration as specified and allocated in Section 1.4 upon surrender of Certificates and thereafter.

(b) At the Closing or as soon as reasonably practicable after the Closing, Mercury shall cause the Exchange Agent to deliver or mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be substantially in the form of Exhibit D, together with changes reasonably requested by the Exchange Agent) and (ii) instructions for use in surrendering Certificates in exchange for consideration specified and allocated in Section 1.4. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the

Exchange Agent, the holder of such Certificate shall receive in exchange therefor the Merger Consideration into which the shares formerly represented by such Certificate shall have been converted in accordance with Section 1.4 (less any cash deposited into the Escrow Fund), and the Certificate so surrendered shall be canceled. If a transfer of ownership of shares of Systinet Capital Stock has not been registered in Systinet’s transfer records, payment may be made to a Person (as defined in Section 8.4(k)) other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise is in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Tax (as defined in Section 2.9(a)) required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Mercury that such Tax has been paid or is not applicable. Other than interest earned that becomes part of the Escrow Fund, no interest shall be paid or will accrue on the cash payable to holders of Certificates in accordance with the provisions of this Article 1.

(c) All cash paid upon the surrender of Certificates in accordance with the terms of this Article 1 (including cash deposited into the Escrow Fund) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Systinet Capital Stock represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Systinet Capital Stock which were outstanding immediately prior to the Effective Time.

(d) None of Mercury, the Surviving Corporation or the Exchange Agent shall be liable to any Person with respect to any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to the date on which any amounts payable in accordance with this Article 1 would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.3), any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Mercury, the posting by such Person of a bond in such reasonable amount as Mercury may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(f) To the extent required by law, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable in accordance with this Agreement to any former holder of shares of Systinet Capital Stock, Systinet Options or Systinet Warrants such amounts as the Surviving Corporation or the Exchange Agent reasonably believes is required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Systinet Capital Stock, Systinet Options or Systinet Warrants in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

1.6 Stock Options and Warrants.

(a) Systinet shall use its commercially reasonable efforts to obtain from each holder of a then outstanding option to purchase shares of Systinet Common Stock (the “Systinet Options”) granted under the Systinet Option Plan (as defined in Section 2.2) that is then exercisable and vested (including those that become exercisable and vested as a result of the consummation of the Merger) an agreement, to be effective upon consummation of the Merger, to cancel such Systinet Option to the extent it is then exercisable and vested (including those that become exercisable and vested as a result of the consummation of the Merger) in consideration of payment to such holder of an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Common Price Per Share over the per share exercise price thereof and (ii) the number of then exercisable and vested (including those that become exercisable and vested as a result of the consummation of the Merger) shares of Systinet Common Stock subject thereto (such payment to be net of applicable withholding taxes). The Systinet Options subject to the agreements described in the preceding sentence shall be referred to as the “Cash Out Options.”

(b) Upon consummation of the Merger, each then outstanding Systinet Option granted under the Systinet Stock Plan that is not a Cash Out Option shall be assumed by Mercury in accordance with Section 4.9 hereof.

(c) Systinet shall use its reasonable efforts to obtain from each holder of a then outstanding warrant issued by Systinet (the “Systinet Warrants”) an agreement, to be effective upon consummation of the Merger, to cancel such Systinet Warrant in consideration of payment to such holder of an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Common Price Per Share over the per share exercise price thereof and (ii) the number of shares of Systinet Common Stock subject thereto (such payment to be net of applicable withholding taxes). The Systinet Warrants subject to the agreement described in the preceding sentence shall be referred to as the “Cash Out Warrants.”

(d) Payment of the consideration for each Cash Out Option and Cash Out Warrant shall be made as follows:

(i) At the Closing, a portion of such consideration (before any required tax withholding) equal to the product obtained by multiplying (x) such consideration by (y) a fraction, the numerator of which shall be the amount of the Escrow Fund and the denominator of which shall be the Merger Consideration shall be included in the Escrow Fund delivered by Mercury to the Escrow Agent as contemplated by Section 1.4(d)(x); and

(ii) Within 10 business days after Closing, Mercury shall deliver to the holder of such Cash Out Option and Cash Out Warrant the remainder of such consideration.

1.7 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Systinet Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly perfected their rights of appraisal in accordance with the provisions of applicable law (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable law, but, instead, the holders thereof shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the applicable provisions of law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Systinet Capital Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration specified and allocated in Section 1.4.

(b) Systinet shall give Mercury (i) prompt notice of any objections filed in accordance with applicable law received by Systinet, withdrawals of such objections and any other instruments served in connection with such objections in accordance with applicable law and received by Systinet or its representatives and (ii) the opportunity to direct all negotiations and proceedings with respect to objections under applicable law consistent with Systinet’s obligations thereunder. Systinet shall not, except with the prior written consent of Mercury, (i) voluntarily make any payment, admission or statement against interest with respect to any such objection, (ii) offer to settle or settle any such objection or (iii) waive any failure by a former Systinet stockholder to timely deliver a written objection or other act perfecting appraisal rights in accordance with applicable law.

1.8 Determination of Actual Net Liabilities and Aggregate Exercise Price.

(a) Mercury may, at its option, prepare a calculation of (i) the actual Net Liabilities (or, for accounts receivable, as of December 5, 2005) (the “Final Net Liabilities”), and (ii) the actual Aggregate Exercise Price as of December 31, 2005 (the “Final Aggregate Exercise Price”), which shall be delivered to the Stockholders Representative, if at all, within 45 days after the Closing. In addition, if it is determined in accordance with such calculation that the Estimated Amount (as defined in Section 1.8(f)) is greater than the Actual Amount (as defined in Section 1.8(f)), Mercury may, at its option, prepare a statement setting forth the amount equal to the difference between the Actual Amount and the Estimated Amount (an “Adjustment Certificate”), which shall be delivered to the Stockholders Representative and the Escrow Agent, if at all, within 45 days after the Closing. The Stockholders Representative shall have 45 days after the date of the delivery of the Final Net Liabilities, the Final Aggregate Exercise Price and the Adjustment Certificate (the “Dispute Period”) to dispute any of the elements of Mercury’s calculation of the Final Net Liabilities, the Final Aggregate Exercise Price or the amount set forth in the Adjustment Certificate (a “Dispute”). The Stockholders Representative shall have reasonable access during normal business hours to all documents, records, work papers, facilities and personnel necessary for it to review the Final Net Liabilities, the Final Aggregate Exercise Price and the amount set forth in the Adjustment Certificate.

(b) If the Stockholders Representative does not give written notice of a Dispute (a “Dispute Notice”) within the Dispute Period to Mercury and the Escrow Agent, the determination of the Final Net Liabilities, the Final Aggregate Exercise Price and the amount set forth in the Adjustment Certificate shall be treated as if it had been accepted and agreed to by the Stockholders Representative in the form in which it was delivered, and shall be final and binding upon the parties hereto.

(c) If the Stockholders Representative has a Dispute, the Stockholders Representative shall give Mercury and the Escrow Agent a Dispute Notice within the Dispute Period, setting forth the elements and amounts with which it disagrees. Within 30 days after delivery of the Dispute Notice, Mercury and the Stockholders Representative shall attempt to resolve the Dispute and agree in writing upon the final content of the disputed Final Net Liabilities, the Final Aggregate Exercise Price and any adjustment to be made in accordance with Section 1.8(f).

(d) If Mercury and the Stockholders Representative are unable to resolve any Dispute within the 30-day period after the Stockholder Representative’s delivery of a Dispute Notice, the Stockholder Representative and Mercury shall jointly engage BDO Seidman, or if such firm declines to act in such capacity, by such other firm of independent nationally recognized accountants having no material relationship with Mercury or Systinet and reasonably acceptable to both the Stockholder Representative and Mercury (the “Arbitrating Accountant”) as arbitrator. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant’s function shall be to conform the Final Net Liabilities, the Final Aggregate Exercise Price and the amount set forth in the Adjustment Certificate to the principles of preparation set forth in this Section 1.8. The Arbitrating Accountant shall allow Mercury and the Stockholders Representative to present their respective positions regarding the Dispute. The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Dispute, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings other than the conference referred to in the preceding sentence. The Arbitrating Accountant shall thereafter promptly render its decision on the question in writing and finalize the Final Net Liabilities, the Final Aggregate Exercise Price and the amount set forth in the Adjustment Certificate to reflect the resolution of all Disputes. Such written determination shall be final and binding upon the parties hereto with respect to the Dispute, and judgment may be entered on the award. The fees and expenses of the Arbitrating Accountant shall be allocated between the former holders of Systinet Capital Stock, the Cash Out Options and the Cash Out Warrants, on the one hand, and Mercury, on the other hand, so that share of the former holders of Systinet Capital Stock, the Cash Out Options and the Cash Out Warrants of such fees and expenses shall be equal to the product of (i) and (ii), where (i) is the aggregate amount of such fees and expenses, and where (ii) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Stockholders Representative (as determined by the Arbitrating Accountant), and the denominator of which is the total amount in dispute.

(e) For purposes of this Agreement, (i) the “Actual Net Liabilities” shall be either the Estimated Net Liabilities if Mercury does not deliver the calculation contemplated by Section 1.8(a) or, if Mercury delivers such calculation, the Final Net Liabilities, and (ii) the “Aggregate Exercise Price” shall be either the Estimated Exercise Price if Mercury does not deliver the calculation contemplated by Section 1.8(a) or, if Mercury does deliver such calculation, the Final Aggregate Exercise Price, in each case as determined and adjusted after resolution of all Disputes in accordance with Sections 1.8(b), 1.8(c) or 1.8(d), as applicable.

(f) If the Aggregate Exercise Price minus the Actual Net Liabilities (the “Actual Amount”) is greater than the Estimated Aggregate Exercise Price minus the Estimated Net Liabilities (the “Estimated Amount”), an amount equal to difference between the Actual Amount and the Estimated Amount shall be distributed to the holders of shares of Systinet Capital Stock, vested and unexercised Systinet Options and Systinet Warrants outstanding immediately prior to the Effective Time as contemplated by Sections 1.4 and 1.5. If the Estimated Amount is greater than the Actual Amount, an amount equal to difference between the Actual Amount and the Estimated Amount shall be distributed from the Escrow Fund to Mercury in accordance with the Escrow Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SYSTINET

Subject to the exceptions set forth in the Disclosure Letter of Systinet delivered concurrently with the execution of this Agreement (the “Systinet Disclosure Letter”) (which disclosures shall delineate the section or subsection to which they apply but shall also qualify such other sections or subsections in this Article 2 to the extent it is reasonably apparent on its face from a reading of the disclosure item that such disclosure is applicable to such other section or subsection, Systinet represents and warrants to Mercury and Merger Sub as follows:

2.1 Organization, Standing and Power. Each of Systinet and each of its Subsidiaries (as defined in Section 8.4(n)) is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Systinet and each of its Subsidiaries has the corporate power to own its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, could reasonably be expected to have a Material Adverse Effect (as defined in Section 8.4(i)) on Systinet. Neither Systinet nor any of its Subsidiaries is in violation of any of the provisions of its organizational documents. Other than the Persons (as defined in Section 8.4(k)) listed on Section 2.1 of the Systinet Disclosure Letter, Systinet does not (and has not) directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person. Section 2.1 of the Systinet Disclosure Letter sets forth a true, correct and complete list of each of its Subsidiaries indicating (i) its officers and directors and (ii) the record and beneficial owner of all of its issued and outstanding shares of capital stock. All the outstanding capital stock of each of Systinet’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any of Systinet’s Subsidiaries is a party or by which it is bound obligating any of Systinet’s Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of Systinet’s Subsidiaries.

2.2	Capital Structure.

(a) The authorized capital stock of Systinet consists of 145,000,000 shares of Systinet Common Stock, and 82,940,000 shares of Systinet Preferred Stock. As of the date hereof there are issued and outstanding 5,056,635 shares of Common Stock, 3,640,000 shares of Convertible Preferred Stock par value $0.01 per share (the “Convertible Preferred Stock”), 17,666,667 shares of Series A Convertible Preferred Stock par value $0.01 per share (the “Series A Preferred Stock”), 16,562,496 shares of Series B Convertible Preferred Stock par value $0.01 per share ( the “Series B Preferred Stock”) and 43,948,741 shares of Series C Convertible Preferred Stock par value $0.01 per share (the “Series C Preferred Stock”). Assuming (x) the Closing takes place on January 31, 2006 and (y) no additional Systinet Capital Stock is issued after the date hereof except upon conversion of outstanding Systinet Preferred Stock and the exercise of the Systinet Options and Systinet Warrants, on a fully diluted as converted into Systinet Common Stock basis (assuming, with respect to Systinet Options, only exercise of vested Systinet Options on such date), there would be 133,108,272 shares of Systinet Common Stock outstanding on January 31, 2006. There are not outstanding any adjustments made or required to be made to the conversion rates applicable to Systinet Preferred Stock set forth in the Systinet Charter. Other than the accruing dividends set forth in the terms of the Systinet Preferred Stock contained in the Systinet Charter, there are no declared or accrued but unpaid dividends with respect to any shares of Systinet Common Stock or Systinet Preferred Stock. As of the date hereof, the outstanding shares of Systinet Preferred Stock convert into the aggregate number of shares of Systinet Common Stock set forth in Section 2.2(a) of the Systinet Disclosure Letter. Other than the shares of Systinet Capital Stock listed above, as of the date hereof, there are no other issued and outstanding shares of Systinet Capital Stock. Section 2.2(a) of the Systinet Disclosure Letter sets forth a true, correct and complete list (with names and record addresses) of all of Systinet’s security holders, the number of shares, options, warrants or other rights to acquire shares of Systinet Capital Stock owned and any Persons with rights to acquire Systinet securities (including all holders of outstanding Systinet Options, whether or not granted under the Systinet Option Plan, the exercise or vesting schedule, exercise price, and tax status of such options under Section 422 of the Code). All issued and outstanding shares of Systinet Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights, rights of first refusal and “put” or “call” rights created by statute, Systinet’s organizational documents or any agreement to which Systinet is a party or by which it is bound or of which it has knowledge. Except as set forth in the Systinet Charter or in Section 2.2(a) of the Systinet Disclosure Letter, as of the date hereof, there are no options, warrants, calls, rights, commitments or (written or oral) Contracts (as defined in Section 8.4(c)), to which Systinet is a party, or by which it is bound, obligating Systinet to issue, deliver, sell, repurchase (other than Contracts set forth in Section 2.2(a) of the Systinet Disclosure Letter granting Systinet the right to purchase unvested shares upon termination of employment or service) or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Systinet Capital Stock and/or Systinet Options or obligating Systinet to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Section 2.2(a) of the Systinet Disclosure Letter sets forth the number of shares of Systinet Common Stock underlying Systinet Options that will become exercisable upon consummation of the Merger and the number of additional shares underlying Systinet Options that may become exercisable upon a change in the holder’s employment circumstances after consummation of the Merger. Except as set forth in Section 2.2(a) of the Systinet Disclosure Letter, there are no Contracts relating to voting, purchase or sale of any Systinet Capital Stock (1) between or among Systinet and any of its security holders, other than the Systinet Options, the Systinet Warrants and written contracts granting Systinet the right to purchase unvested shares upon termination of employment or service, and (2) to Systinet’s knowledge, between or among any of Systinet’s security holders. All outstanding Systinet securities were issued in compliance with all applicable foreign, federal and state securities laws.

(b) Except for the Systinet Corporation 2001 Stock Option and Incentive Plan (the “Systinet Option Plan”), Systinet has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. As of the date hereof, Systinet has reserved 30,699,885 shares of Systinet Common Stock for issuance to employees and directors of, and consultants to Systinet, upon the exercise of options granted under the Systinet Option Plan, of which 26,812,847 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options. As of the Effective Time, all issued and outstanding options to purchase Systinet Capital Stock shall be duly authorized by all necessary corporate action.

(c) As of the Effective Time, none of the outstanding Systinet Common Stock will be subject to vesting, and no holder of Systinet Options will be entitled to exercise such options before they become vested.

2.3 Authority; Noncontravention. (a) Systinet has all requisite corporate power and authority to enter into this Agreement and, subject to Systinet’s receipt of the Required Vote (as defined in Section 2.18) from Systinet’s stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to Systinet’s receipt of the Required Vote from Systinet’s stockholders, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Systinet. This Agreement has been duly executed and delivered by Systinet and, assuming the due authorization, execution and delivery by Mercury and Merger Sub, constitutes the valid and binding obligation of Systinet enforceable against Systinet in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement by Systinet does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of a material lien on any properties or assets of Systinet or any of its Subsidiaries or (ii) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, (A) any provision of the organizational documents of Systinet or any of its Subsidiaries or (B) any material Contract, instrument, permit, judgment, order, decree, statute, law, rule or regulation applicable to Systinet or any of its Subsidiaries or any of their respective properties or assets. Except as set forth in Section 2.3 of the Systinet Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority (each a “Governmental Entity”) or third party is required by or with respect to Systinet or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (1) the filing of the Certificate of Merger, (2) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any other Antitrust Laws (as defined in Section 4.6(b)), (3) the Required Vote, or (4) such other consents, approvals, orders, authorizations, registrations, declarations or filings which if not obtained or made, would not reasonably be expected to cause, individually or in the aggregate, a material liability for Systinet and its Subsidiaries taken as a whole.

(b) On the date hereof, this Agreement and the transactions contemplated hereby shall be approved by the Required Vote of the Systinet stockholders, the Systinet Stockholders Written Consent shall be delivered to the Secretary of Systinet, and a copy of the Systinet Stockholders Written Consent shall be delivered to Mercury.

2.4 Financial Statements. Except as set forth in Section 2.4 of the Systinet Disclosure Letter, Systinet has delivered to Mercury its audited consolidated financial statements as at and for the years ended December 31, 2003 and 2004 (including balance sheets, statements of operations and statements of cash flows) (the “Audited Financial Statements”) and its unaudited consolidated financial statements as at and for the eleven-month period ended November 30, 2005 (including balance sheets, statements of operations and statements of cash flows, the “November 30 Financial Statements,” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated, and (b) present fairly the consolidated financial condition and results of operations and cash flows of Systinet as of the dates, and for the periods, indicated therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are material). There has been no change in Systinet accounting policies since December 31, 2004 (the “Systinet Balance Sheet Date”), except as described in the Financial Statements.

2.5 Absence of Certain Changes; Undisclosed Liabilities.

(a) Since the Systinet Balance Sheet Date, Systinet and each of its Subsidiaries has conducted its business only in the ordinary course of business and there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Systinet.

(b) Neither Systinet nor any of its Subsidiaries has any indebtedness, obligations or liabilities of any nature whether matured or unmatured, fixed or contingent (whether or not required to be reflected in the Financial Statements in accordance with GAAP) other than (i) those set forth or adequately provided for in the balance sheet as of November 30, 2005, included in the Financial Statements (the “November 30 Balance Sheet”), (ii) those incurred in the conduct of Systinet’s business since the date of the November 30 Balance Sheet (the “November 30 Balance Sheet Date”) in the ordinary course of business (except as disclosed in Section 2.5(b) of the Systinet Disclosure Letter), (iii) those imposed pursuant to the terms of Contracts disclosed in the Systinet Disclosure Letter or imposed pursuant to the terms of Contracts that are not required to be disclosed in the Systinet Disclosure Letter, (iv) the Systinet Expenses (as defined in Section 4.12) and (v) those which, individually or in the aggregate, are not material in nature or amount and would not reasonably be expected to have a Material Adverse Effect on Systinet.

2.6 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Systinet, investigation pending before any Governmental Entity or arbitrator, or, to the knowledge of Systinet, threatened against Systinet or any of its Subsidiaries or any of their respective assets or properties, including any Systinet Intellectual Property (as defined in Section 8.4(q)), or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Systinet or any of its Subsidiaries, any of their respective assets or properties, or, to the knowledge of Systinet, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate with any such other judgments, decrees and orders, would reasonably be expected to have a Material Adverse Effect on Systinet.

2.7 Restrictions on Business Activities. There is no Contract (including covenants not to compete), judgment, injunction, order or decree binding upon Systinet or any of its Subsidiaries which has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or impairing any current or future business practice of Systinet or any of its Subsidiaries, any acquisition of property (tangible or intangible) by Systinet or any of its Subsidiaries or the conduct of business by Systinet or any of its Subsidiaries, in each case, as currently conducted or as currently proposed to be conducted by Systinet or any of its Subsidiaries. Without limiting the generality of the foregoing, neither Systinet nor any of its Subsidiaries has entered into any agreement under which Systinet or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of their respective technology or products to, or from providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.8 Intellectual Property.

(a) Section 2.8(a)(1) of the Systinet Disclosure Letter (i) contains a complete and accurate list (by name and version number) of (A) all products and service offerings, including all Software, of Systinet and each of its Subsidiaries that have been sold, licensed, distributed or otherwise disposed of, as applicable, and (B) all products related to the “Blizzard” product line that are currently under development by Systinet or any of its Subsidiaries and identified on Section 2.8(a)(1) of the Systinet Disclosure Letter (collectively, “Systinet Products”), and (ii) identifies, for each such Systinet Product, whether Systinet or any of its Subsidiaries provides support or maintenance for such Systinet Product. Section 2.8(a)(2) of the Systinet Disclosure Letter includes a true and complete list of support and maintenance agreements for the Systinet Products to which Systinet or any of its Subsidiaries is a party, including the identity of the parties and the respective dates of such agreements (other than, in each case, support or maintenance provided by Systinet or any of its Subsidiaries to end users of Systinet Products in the ordinary course of business pursuant to Systinet’s standard license agreements previously provided to Mercury).

(b) Section 2.8(b) of the Systinet Disclosure Letter sets forth a complete and accurate list of (i) all Systinet Intellectual Property that is Registered Intellectual Property (as defined in Section 8.4(l)), including all Patents, registered Copyrights, registered Trademarks and Domain Names (the “Systinet Registered Intellectual Property”), and (ii) all material unregistered Trademarks included among the Systinet Intellectual Property. For each listed item, Section 2.8(b) of the Systinet Disclosure Letter shall indicate, as applicable, the owner of such Intellectual Property, the countries in which such Intellectual Property is patented or registered or in which an application for same has been filed, the patent, registration or application number, the filing and expiration dates thereof.

(c) Except as expressly stated in Section 2.8(c)(1) of the Systinet Disclosure Letter, all of the Systinet Intellectual Property is either (i) wholly and exclusively owned by Systinet free and clear of all options, rights to purchase, restrictions or liens or (ii) duly, validly, wholly and exclusively licensed to Systinet. Except as expressly stated in Section 2.8(c)(2) of the Systinet Disclosure Letter, with respect to any Systinet Intellectual Property which Systinet is a joint owner or co-owner, there are no restrictions (by agreement with any third party joint owner or co-owner of the Systinet Intellectual Property or otherwise) on Systinet’s exercise of the full scope of rights afforded a joint owner or co-owner of that type of Intellectual Property right under the laws of the jurisdiction in which the Intellectual Property right exists.

(d) Section 2.8(d)(1) of the Systinet Disclosure Letter contains a true and complete list of all Contracts (other than licenses for commercial off-the-shelf Software and nondisclosure and inventions agreements with employees and consultants) to which Systinet or any of its Subsidiaries is a party with respect to any Intellectual Property, specifying the (i) name of the Contract, (ii) the identity of all parties to the Contract and (iii) the date of the Contract. Except as set forth in Section 2.8(d)(2) of the Systinet Disclosure Letter, no Person who has licensed Intellectual Property to Systinet or any of its Subsidiaries has ownership rights or license rights to improvements, enhancements or other modifications or derivative works made by Systinet or any of its Subsidiaries in such Intellectual Property.

(e) Section 2.8(e) of the Systinet Disclosure Letter lists all Contracts (other than licenses for commercial off-the-shelf Software or Systinet’s customer agreements) between Systinet or any of its Subsidiaries and any other Person wherein or whereby Systinet or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to indemnify or hold harmless, or any material obligation or duty to warrant, reimburse, guaranty or provide a right of rescission in connection with the Systinet Intellectual Property or Systinet Products. Section 2.8(e) of the Systinet Disclosure Letter lists all warranty, indemnity, hold harmless, reimbursement, recission or guaranty claims (including any such claims pending) made by any Person relating to the Systinet Products and the nature of such claims.

(f) Except as set forth in Section 2.8(f) of the Systinet Disclosure Letter, the Systinet Products and the Systinet Intellectual Property do not contain any Software code that (A) contains, or is derived in any manner (in whole or in part) from, any Software that is distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s not Unix General Public License (GPL) or Lesser/Library GPL (LGPL); or (B) is licensed under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with, based on, derived from or accessing the Software code: (i) be made available or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) be redistributable at no charge (any of the foregoing referred to as “Open Source Materials”). Section 2.8(f) of the Disclosure Letter lists all Open Source Materials used by Systinet or any of its Subsidiaries in any way. Except as set forth in Section 2.8(f) of the Disclosure Letter, no Systinet Product or Systinet Intellectual Property is subject to the terms of license of any such Open Source Materials, and neither Systinet nor any of its Subsidiaries is in breach of any of the material terms of the GPL, LGPL, Mozilla Public License, Common Public License or Eclipse Public License, as applicable, or the material terms of any other license, to any such Open Source Materials. Except as set forth in Section 2.8(f) of the Systinet Disclosure Letter, to the knowledge of Systinet, neither Systinet nor any of its Subsidiaries has used Software code that includes the Linux kernel version 2.4 or any later version. Systinet Products that link with works distributed under the LGPL link to such works using a shared library mechanism as described in the LGPL.

(g) Except for the Intellectual Property licensed pursuant to the licenses set forth in Section 2.8(d) of the Systinet Disclosure Letter and except as set forth in Section 2.8(g) of the Systinet Disclosure Letter, all Systinet Products were created solely by either (i) employees of Systinet or one of its Subsidiaries acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including Intellectual Property rights therein, to Systinet or such Subsidiary or (ii) other Persons who have validly and irrevocably assigned all of their rights, including Intellectual Property rights therein, to Systinet or such Subsidiary, and except as set forth in Section 2.8(b) and 2.8(d) of the Systinet Disclosure Letter, no other Person owns or has any rights to any portion of such Systinet Products, including Intellectual Property rights therein.

(h) Except as set forth in Section 2.8(h) of the Systinet Disclosure Letter, neither Systinet nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights in or to joint ownership of, any Systinet Intellectual Property to any other Person.

(i) The operation of the business of Systinet and each of its Subsidiaries as it currently is conducted or is currently contemplated to be conducted by Systinet and such Subsidiary, including the design, development, use, import, manufacture and sale of Systinet Products (excluding those Systinet Products identified in Section 2.8(i) of the Systinet Disclosure Letter), does not and will not infringe or misappropriate the Intellectual Property rights of any

Person. Neither Systinet nor any of its Subsidiaries has received any written notice from any Person claiming that such operation or any Systinet Product (including products, technology or services currently under development) infringes or misappropriates the Intellectual Property rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Systinet have knowledge of any basis therefor). Neither Systinet nor any of its Subsidiaries has received any written offer for a license of Intellectual Property, including but not limited to Patent rights, from any Person in connection with an allegation by such Person that Systinet or any of its Subsidiaries has infringed or misappropriated any of the Intellectual Property of such Person. Neither Systinet nor any of its Subsidiaries has received any written opinion of counsel that any third party Patent has been, would be or is being directly or indirectly infringed by the operation of the business of Systinet and each of its Subsidiaries as previously conducted, currently conducted or contemplated to be conducted by Systinet and each of its Subsidiaries, including with respect to any Systinet Product.

(j) Except as set forth in Section 2.8(j) of the Systinet Disclosure Letter, each item of Systinet Registered Intellectual Property is subsisting and, to the knowledge of Systinet, valid, and all necessary registration, maintenance and renewal fees in connection with such Systinet Registered Intellectual Property have been paid and all necessary documents and articles in connection with such Systinet Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Except as set forth in Section 2.8(j) of the Systinet Disclosure Letter, there are no actions that must be taken by Systinet or any of its Subsidiaries within 180 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or articles for the purposes of maintaining, perfecting or preserving or renewing any Systinet Registered Intellectual Property.

(k) Neither Systinet nor any of its Subsidiaries is infringing or otherwise violating, and has not infringed or otherwise violated, any Intellectual Property right of any Person or any law relating to Intellectual Property. There is no pending, decided or settled opposition, interference, reexamination, cancellation, injunction, lawsuit, proceeding, hearing investigation, complaint, arbitration, mediation, demand, decree, or any other dispute or claim related to the Systinet Intellectual Property (“IP Dispute”), nor, to the knowledge of Systinet, has any IP Dispute been threatened, challenging the legality, validity, enforceability or ownership of any Systinet Intellectual Property. Except as set forth in Section 2.8(k) of the Systinet Disclosure Letter, to the knowledge of Systinet, no circumstances or grounds exist that would give rise to an IP Dispute, other than immaterial disagreements with customers arising in the ordinary course of business. Neither Systinet nor any of its Subsidiaries has sent any notice of any IP Dispute. No Systinet Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling charge, settlement or other disposition of any IP Dispute. To the knowledge of Systinet, no Person has infringed, misappropriated or otherwise violated any Systinet Intellectual Property.

(l) Except as set forth in Section 2.8(l) of the Systinet Disclosure Letter, none of the Systinet Registered Intellectual Property has been adjudged invalid or unenforceable, in whole or in part, and Systinet has no knowledge of any facts or circumstances that would render any Systinet Registered Intellectual Property invalid or unenforceable. Without limiting the foregoing, Systinet has no knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Systinet Registered Intellectual Property invalid or unenforceable and neither Systinet nor any of its Subsidiaries has misrepresented, or failed to disclose, and Systinet has no knowledge of any misrepresentation or failure to disclose, any fact or circumstance in any application for any Systinet Registered Intellectual Property that would constitute fraud or an intentional misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any such Registered Intellectual Property.

(m) There are no Contracts between Systinet or any of its Subsidiaries and any other Person with respect to Systinet Intellectual Property under which there is currently any dispute regarding the scope of such Contract, or performance under such Contract including with respect to any payments to be made or received by Systinet or any of its Subsidiaries thereunder.

(n) Systinet and each of its Subsidiaries has taken commercially reasonable steps that are required to protect Systinet’s or such Subsidiaries’ rights in Trade Secrets of Systinet or such Subsidiary, or provided by any other Person to Systinet or such Subsidiary. Without limiting the foregoing, Systinet and each of its Subsidiaries has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in Systinet’s standard forms, which forms are set forth in Section 2.8(o) of the Systinet Disclosure Letter, and all current and former employees, consultants and contractors of Systinet and each of its Subsidiaries have executed such an agreement in substantially such corresponding standard form.

(o) None of the Systinet Intellectual Property owned by Systinet and, to the knowledge of Systinet, none of the Systinet Intellectual Property licensed to Systinet was developed by or on behalf of, or using grants or any other subsidies of, any governmental entity or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or third party fee-for-service funding. No current or former employee, consultant or independent contractor of Systinet or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Systinet Intellectual Property, has performed services for a government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Systinet or such Subsidiary with a result that such government, university, college or other educational institution or research center has rights in or has placed limits on the practice or transfer of such Systinet Intellectual Property.

(p) None of the Systinet Products contains any computer code: (i) designed to intentionally harm in any manner the operation of such Software, or any other associated Software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”); (ii) that would intentionally disable such Software or impair in any way its operation based on the elapsing of a period of time or advancement of a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices) in a manner intended to harm the operation of such Software; or (iii) that would permit Systinet, any of its Subsidiaries or any third party to access such Software to intentionally cause any harmful, malicious procedures, routines or mechanisms which would cause the Software to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications. Except as set forth in Section 2.8(p) of the Systinet Disclosure Letter, none of the existing Systinet Products contains any bug, problem, flaw or similar issue that may materially adversely affect the value, functionality or fitness for the intended purposes of such Systinet Products.

(q) Except as set forth in Section 2.8(q) of the Systinet Disclosure Letter, none of Systinet, any of its Subsidiaries or any other party acting on behalf of Systinet or any of its Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other party of, any Systinet Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, require the disclosure or delivery by Systinet, any of its Subsidiaries or any other party acting on behalf of Systinet or any of its Subsidiaries to any third party of any Systinet Source Code. Section 2.8(q) of the Systinet Disclosure Letter identifies each Contract under which Systinet or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or other third party, any Systinet Source Code, and describes whether the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release of any Systinet Source Code from escrow. “Systinet Source Code” means, collectively, any human readable Software source code, or any material portion or aspect of the Software source code, or any material proprietary information or algorithm contained in or embedded in or combined with, in any manner, any Software source code, in each case for any Systinet Product, but excluding Open Source Material.

(r) Except as set forth in Section 2.8(r) of the Systinet Disclosure Letter, there are no, and the consummation of the transactions contemplated by this Agreement will not trigger any, royalties, fees, honoraria or other payments payable by Systinet or any of its Subsidiaries to any Person by reason of the ownership, development, use, license, sale or disposition of the Systinet Intellectual Property, including any Systinet Product, other than salaries, sales commissions and other forms of compensation paid to employees and sales agents in the ordinary course of business.

(s) Systinet and each of its Subsidiaries has been and is in compliance with the Export Administration Act of 1979, as amended, and all regulations promulgated thereunder

(t) Systinet and each of its Subsidiaries has the right to use all Software development tools, library functions, compilers and all other third party Software that are used in the operation of the business of Systinet and each of its Subsidiaries or that are required to create, modify, compile, operate or support any Software that is incorporated into any Systinet Product.

2.9 Taxes.

(a) “Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”). “Tax Return” means any return, statement, report or form (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to Taxes.

(b) Systinet and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Systinet or any of its Subsidiaries is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them. Except as set forth on Section 2.9(b) of the Systinet Disclosure Letter, all such Tax Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law, and Systinet and each of its Subsidiaries have paid or withheld for payment to the appropriate Tax Authority all Taxes due (whether or not shown to be due on such Tax Returns). The Systinet November 30 Balance Sheet reflects all unpaid Taxes of Systinet and each of its Subsidiaries for periods (or portions of periods) through the Systinet Balance Sheet Date. Neither Systinet nor any of its Subsidiaries has any liability for unpaid Taxes incurred or accrued outside the ordinary course of business after the Systinet November 30 Balance Sheet Date.

(c) There is (i) no claim for Taxes being asserted against Systinet or any of its Subsidiaries that has resulted in a lien against the property of Systinet or any of its Subsidiaries other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Systinet or any of its Subsidiaries being conducted by a Tax Authority, and (iii) no extension of any statute of limitations on the assessment of any Taxes granted by Systinet or any of its Subsidiaries currently in effect. Neither Systinet nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that such entity was required to file any Tax Return that was not filed.

(d) Neither Systinet nor any of its Subsidiaries has (i) been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) in accordance with Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger, (ii) filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return, (iii) engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions referred to as “listed transactions” in Treasury Regulation Section 1.6011-4(b)(2), (iv) ever been a member of a consolidated, combined, unitary or aggregate group of which Systinet was not the ultimate parent company, (vi) been the “distributing company” or the “controlled company” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (A) within the two-year period ending as of the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement, (vii) ever been a “United States real property holding company” within the meaning of Section 897 of the Code, or (viii) any actual liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, in accordance with any contractual obligation, or otherwise for any Taxes of any person other than Systinet or any of its Subsidiaries.

(e) Neither Systinet nor any of its Subsidiaries is a party to or bound by any Tax sharing or Tax allocation agreement nor does Systinet or any of its Subsidiaries have any liability or potential liability to another party under any such agreement.

(f) Each of Systinet and each of its Subsidiaries has withheld or collected and paid over to the appropriate Tax authorities (or are properly holding for such timely payment) all Taxes required by law to be withheld or collected.

(g) Neither Systinet nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; or (ii) prepaid amount received on or prior to the Closing Date.

(h) Section 2.9(h) of the Systinet Disclosure Letter lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to each of Systinet and its Subsidiaries for taxable periods ended on or after January 1, 2002, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit.

(i) None of the assets of Systinet or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

2.10 Employee Benefit Plans.

(a) Section 2.10(a) of the Systinet Disclosure Letter sets forth a complete list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) sponsored or maintained by Systinet (“Employee Benefit Plans”). Systinet has no liability with respect to any plan of the type described in the preceding sentence other than the Employee Benefit Plans.

(b) Each Employee Benefit Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable laws. There have been no non-exempt prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans that could reasonably be expected to result in any material liability or material excise tax under ERISA or the Code being imposed on Systinet.

(c) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the Internal Revenue Service (the “IRS”) to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to result in the IRS revoking such determination.

(d) Systinet (i) has no obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA (except under agreements, plans or arrangements set forth in the Systinet Disclosure Letter), and (ii) does not currently have and at no time in the past has had an obligation to contribute to a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(e) No Employee Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(f) Contributions, transfers and payments in respect of any Employee Benefit Plan for any period for which a Tax Return has not been filed, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, are deductible under the Code on a basis consistent with the treatment of such contributions, transfers and payments on the most recent Tax Return.

(g) There is no pending, or to the knowledge of the Company, threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Employee Benefit Plan (other than routine claims for benefits).

(h) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Employee Benefit Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(i) No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, (ii) death or retirement benefits under any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code or (iii) deferred compensation benefits reflected on the books of Systinet.

(j) There is no Contract covering any employee or former employee of Systinet that, individually or collectively, will give rise as of the Closing to the payment of any amount that would not be deductible in accordance with the terms of Section 280G of the Code.

(k) As of the Effective Time, all Employee Benefit Plans and employee benefit Contracts that are subject to Section 409A of the Code will be in compliance with the requirements of Section 409A of the Code.

2.11 Employee Matters.

(a) Neither Systinet nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice and other than payments relating to any Employee Benefit Plan). There are no pending claims against Systinet and/or any of its Subsidiaries that have been received by Systinet in writing under any workers compensation plan or policy or for long term disability.

(b) Section 2.11(b) of the Systinet Disclosure Letter sets forth a true, correct and complete list of all severance Contracts and employment Contracts to which Systinet and/or any of its Subsidiaries is a party or by which Systinet and/or any of its Subsidiaries is bound. Neither Systinet nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union contract. No collective bargaining agreement is being negotiated by Systinet or any of its Subsidiaries and neither Systinet nor any of its Subsidiaries has any duty to bargain with any labor organization. Neither Systinet nor any of its Subsidiaries is aware of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against Systinet or any of its Subsidiaries pending, or to Systinet’s knowledge threatened, which may interfere with the respective business activities of Systinet or any of its Subsidiaries.

(c) Systinet has previously provided to Mercury a true, correct and complete list of the names, positions and rates of compensation of all current officers, directors, and employees (permanent, temporary or otherwise) of Systinet and each of its Subsidiaries showing each such person’s name, position, status as exempt/non-exempt and bonuses for fiscal year 2005. No employee of Systinet or any of its Subsidiaries has given written notice to Systinet or any of its Subsidiaries, nor does Systinet have knowledge, that any such employee intends to terminate his or her employment with Systinet, any of its Subsidiaries or the Surviving Corporation. Except as disclosed in Section 2.11(b), the employment of each of the employees of Systinet or any of its Subsidiaries is “at will” and neither Systinet nor any of its Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees.

(d) Except as provided in Section 2.11(d) of the Systinet Disclosure Letter, none of the execution and delivery of this Agreement or the consummation of any transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase any employee benefits otherwise payable by Systinet or any of its Subsidiaries (other than COBRA and similar benefit related obligations required by law and as required by such laws), (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Systinet or any of its Subsidiaries to any Person.

2.12 Related Party Transactions. Except as set forth in Section 2.12 of the Systinet Disclosure Letter, no officer or director or, to the knowledge of Systinet, any stockholder holding 5% or more of the outstanding Systinet Capital Stock (nor any immediate family member of any of such Persons, or any trust, partnership or company in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any third party which furnished, sold or licensed, or furnishes, sells or licenses, services, products or technology that Systinet or any of its Subsidiaries furnishes, sells or licenses, or proposes to furnish, sell or license, or (ii) any interest in any third party that purchases from or sells or furnishes or licenses to Systinet or any of its Subsidiaries, any goods or services, provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded company shall not be deemed to be an “interest in any entity” for purposes of this Section 2.12.

2.13 Insurance. Section 2.13 of the Systinet Disclosure Letter is a true, correct and complete listing of all current policies of insurance and bonds issued at the request or for the benefit of Systinet or any of its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Systinet and each of its Subsidiaries is in compliance with the terms of such policies and bonds. Systinet has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.14 Compliance With Laws. Except as set forth on Section 2.14 of the Systinet Disclosure Letter, each of Systinet and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of material violation with respect to, any federal, state, local or foreign statute, law, regulations or permits or licenses issued under such laws with respect to the conduct of its business, or the ownership or operation of its business.

2.15 Minute Books. The minute books of Systinet and Systinet’s Subsidiary in the Czech Republic made available to Mercury contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of such entities.

2.16 Brokers’ and Finders’ Fees. Systinet has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.17 Board Approval. Systinet’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held, has (a) approved this Agreement and the Merger, (b) determined that this Agreement and the terms and conditions of the Merger are advisable and in the best interests of Systinet and its stockholders, and (c) recommended that all of the stockholders of Systinet approve this Agreement.

2.18 Stockholder Approval. The affirmative vote or action by written consent of (a) the holders of a majority of the outstanding shares of Systinet Capital Stock, voting together as a single class, and (b) the holders of a majority of the outstanding shares of the Series A

Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, are the only votes (or consents) required of Systinet’s stockholders under the DGCL, the Systinet Charter, Systinet’s bylaws or any Contract to which Systinet is a party to approve and adopt this Agreement and approve the Merger ((a) and (b) together, the “Required Vote”). Systinet’s stockholders representing the Required Vote, by and through the execution and delivery to Systinet of the Systinet Stockholders Written Consent on the date of this Agreement (and not thereafter modified or rescinded) in accordance with the applicable provisions of the DGCL, will approve this Agreement and the Merger.

2.19 Material Customers. Section 2.19 of the Systinet Disclosure Letter sets forth Systinet’s top ten customers (the “Material Customers”) for the year ended December 31, 2004 and the eleven months ended November 30, 2005.

2.20 Contracts. Except for Contracts listed in Section 2.20 of the Systinet Disclosure Letter and those Contracts listed or required to be listed under this Agreement in other sections of the Systinet Disclosure Letter (each a “Material Contract”), as of the date hereof, neither Systinet nor any of its Subsidiaries is currently a party to or currently bound by any of the following Contracts:

(a) any distributor, reseller, advertising, agency, manufacturer’s representative, joint marketing, joint development, joint venture or original equipment manufacturing Contract;

(b) any Contract for the purchase of materials, supplies, equipment or services that (i) involves payments of more than $10,000 over the remaining life of the Contract and is not cancelable without penalty on no more than 30 days’ notice or (ii) involves payments of more than $50,000 over the remaining life of the Contract, whether or not cancelable without penalty on no more than 30 days’ notice;

(c) any Contract that expires (or may be renewed at the option of any Person other than Systinet) so as to expire more than one year after the date of this Agreement;

(d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(e) any Contract for any capital expenditure in excess of $50,000 individually or $100,000 in the aggregate;

(f) any Contract in accordance with which Systinet or any of its Subsidiaries is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property or real property involving lease obligations in excess of $10,000 individually or $50,000 in the aggregate;

(g) any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; or

(h) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Systinet’s business.

All Material Contracts are in executed written form, and Systinet or the applicable Subsidiary of Systinet has performed all of the material obligations required to be performed by it and is entitled to all material benefits under, and is not alleged in writing to be in default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, which would reasonably be expected to result in the Surviving Corporation not enjoying all material economic benefits that Systinet or the applicable Subsidiary of Systinet enjoyed prior to the Closing and to which they are entitled post-Closing under any Material Contract. Following the Effective Time, the Surviving Corporation and any of its Subsidiaries will be permitted to exercise all of their rights under the Material Contracts without the payment of any additional amounts of consideration other than ongoing fees, royalties or payments which Systinet and any of its Subsidiaries would otherwise be required to pay in accordance with the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.21 Title of Properties; Absence of Encumbrances.

(a) Neither Systinet nor any of its Subsidiaries owns any real property, nor has either Systinet or any of its Subsidiaries ever owned any real property.

(b) Each of Systinet and any of its Subsidiaries has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except (i) as reflected in the November 30 Balance Sheet, (ii) liens for Taxes not yet due and payable, (iii) such imperfections of title and encumbrances, if any, which do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby, and (iv) the security interests granted under the Comerica Credit Facility (as defined in Section 8.4(b)).

2.22 Representations Complete. The representations or warranties made by Systinet in this Agreement, as modified by the Systinet Disclosure Letter, any exhibit or schedule to this Agreement or any other document required to be delivered to Mercury in accordance with any provision of this Agreement, when all such documents are read together in their entirety, do not contain any untrue statement of a material fact, or, to the knowledge of Systinet, omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF MERCURY AND MERGER SUB

Mercury and Merger Sub represent and warrant to Systinet as follows:

3.1 Organization, Standing and Power. Each of Mercury and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Mercury and Merger Sub has the corporate power to own its properties and to conduct its business as now being conducted and as proposed to be conducted by it. Merger Sub was formed by Mercury to effect the Merger, all of Merger Sub’s outstanding capital stock is owned by Mercury, and, since its date of incorporation, Merger Sub has not owned any assets or engaged in any activities other than in connection with the transactions contemplated hereby.

3.2 Authority; Noncontravention. Each of Mercury and Merger Sub has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mercury and Merger Sub and no other action on the part of Mercury or Merger Sub is necessary to authorize the execution and delivery by Mercury or Merger Sub of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Mercury and Merger Sub and, assuming due authorization, execution and delivery by Systinet, constitutes the valid and binding obligation of each of Mercury and Merger Sub enforceable against each of Mercury and Merger Sub in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to rights of creditor generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement by Mercury and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, (A) any provision of the organizational documents of Mercury or Merger Sub, (B) any Contract filed as an exhibit to Mercury’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, or (C) material permit, judgment, order, decree, statute, law, rule or regulation applicable to Mercury, Merger Sub or any of their Subsidiaries or any of their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or third party is required by or with respect to Mercury and Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) the filing of the Certificate of Merger, (B) such filings as may be required under the HSR Act or any other Antitrust Laws, (C) such filings as are required with the Securities and Exchange Commission or the Nasdaq National Market, and (D) such other consents, approvals, orders, authorizations, registrations, declarations or filings which if not obtained or made, would not reasonably be expected to cause, individually or in the aggregate, a material liability for Mercury and its Subsidiaries taken as a whole.

3.3 Board Approval. The Board of Directors of each of Mercury and Merger Sub (or a duly authorized committee thereof) has approved this Agreement. No vote of Mercury’s stockholders is required in order to consummate the transactions contemplated by this Agreement.

3.4 Required Financing. Mercury and Merger Sub have, and at the Closing will have, sufficient currently-available funds on hand to consummate the Merger, including, without limitation, to (a) pay the aggregate Merger Consideration pursuant to this Agreement, (b) pay the indebtedness of the Company owing under the Comerica Credit Facility, and (c) pay the Systinet Expenses.

3.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Systinet in connection with the Merger based upon arrangements made by or on behalf of Mercury, Merger Sub or either of their Affiliates (as defined in Section 8.4(a)).

3.6 Litigation. As of the date hereof, there is no litigation, action, suit, proceeding, claim, arbitration or, to the knowledge of Mercury, investigation pending or, to the knowledge of Mercury and Merger Sub, threatened in writing, against Mercury or Merger Sub and neither Mercury nor Merger Sub is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to prevent or materially delay the consummation of the Merger.

ARTICLE 4

COVENANTS AND OTHER AGREEMENTS

4.1 Conduct of Business of Systinet and Subsidiaries. Except as expressly provided or permitted herein, or set forth in Section 4.1 of the Systinet Disclosure Letter or as consented to in writing by Mercury, during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time:

(a) Systinet shall, and shall cause each of its Subsidiaries to, conduct its business in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Mercury);

(b) Systinet shall, and shall cause each of its Subsidiaries to, (i) continue to pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (ii) continue to pay or perform its other obligations when due consistent with past practice, and (iii) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, with the purpose of preserving unimpaired its goodwill and ongoing businesses at the Effective Time;

(c) Systinet shall promptly notify Mercury of any change, occurrence or event not in the ordinary course of its or any of its Subsidiaries’ business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to have a Material Adverse Effect on Systinet or any of its Subsidiaries or which is reasonably likely to cause any of the conditions to closing set forth in Article 5 not to be satisfied; and

(d) Systinet shall, and shall cause each of its Subsidiaries to, assure that each of its Contracts entered into on or after the date hereof will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the transactions contemplated by this Agreement.

4.2 Restrictions on Conduct of Business of Systinet and Subsidiaries. Without limiting the generality or effect of the provisions of Section 4.1, during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, Systinet shall not, and shall cause each of its Subsidiaries not to, do, cause or permit any of the following (except to the extent expressly provided or permitted herein or set forth in Section 4.2 of the Systinet Disclosure Letter or as expressly consented to in writing by Mercury):

(a) Cause or permit any amendments to its organizational documents;

(b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (with the exception of conversion of shares of Systinet Preferred Stock into shares of Systinet Common Stock pursuant to the terms thereof or the issuance of Systinet Common Stock upon the exercise of outstanding Systinet Options or Systinet Warrants), or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements existing at the date hereof providing for the repurchase of shares in connection with any termination of service;

(c) Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or the vesting of the securities purchased or purchasable under such options or other rights, amend or change any other terms of such options or rights or authorize cash payments in exchange for any options or other rights granted under any of such plans or the securities purchased or purchasable under those options or rights or waive or amend the right of repurchase applicable to any outstanding shares of Systinet Capital Stock;

(d) Enter into any Material Contract, enter into any other Contract or commitment in an amount greater than $25,000 (other than customer Contracts for the licenses of Systinet Products entered into in the ordinary course of business), enter into any Contract that would be required to be listed as an exception to Section 2.7, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts;

(e) Issue or grant any securities or agree to issue or grant any securities other than (i) the issuance of shares of Systinet Common Stock upon the conversion of Systinet Preferred Stock issued and outstanding on the date hereof, or (ii) the issuance of shares of Systinet Common Stock upon exercise of Systinet Options or Systinet Warrants outstanding on the date hereof;

(f) Hire any additional employees, consultants or independent contractors or enter into, or extend the term of, any employment or consulting agreement with any Person;

(g) Make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances payable to Systinet or its Subsidiaries;

(h) Transfer or license to any Person any rights to any Systinet Intellectual Property (other than in the ordinary course of business consistent with past practice in connection with the sale of any of Systinet’s products or services; provided that, notwithstanding past practice, in no event shall Systinet or any of its Subsidiaries disclose, provide or license any Systinet Source Code to any third party or include in any such transfer or license any obligation, right or option to deposit the Systinet Source Code in escrow);

(i) Enter into or amend outside of the ordinary course of business of Systinet and its Subsidiaries, any agreement pursuant to which any other party is granted marketing or other distribution rights of any type or scope with respect to any of Systinet’s products or technology;

(j) Sell, lease, license or otherwise dispose of or encumber any of its properties or assets (other than in the ordinary course of business consistent with past practice in connection with the sale of any of Systinet’s products or services; provided that, notwithstanding past practice, in no event shall Systinet or any of its Subsidiaries disclose, provide or license any Systinet Source Code to any third party or include in any such transfer or license any obligation, right or option to deposit the Systinet Source Code in escrow);

(k) Incur any indebtedness for borrowed money or guarantee any such indebtedness (other than borrowings under the Comerica Credit Facility in the ordinary course of business) or issue or sell any debt securities or guarantee any debt securities of others;

(l) Enter into any operating lease;

(m) Pay, discharge or satisfy, in an amount in excess of $25,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising otherwise than in the ordinary course of business and not in violation of this Agreement, other than the payment, discharge or satisfaction of Systinet Expenses and liabilities reflected or reserved against in the Financial Statements (including repayments under the Comerica Credit Facility);

(n) Make any capital expenditures or commitments, capital additions or capital improvements except in the ordinary course of business;

(o) Materially reduce the amount of any insurance coverage provided by existing insurance policies;

(p) Terminate or waive any right of substantial value;

(q) Except as set forth in Section 4.2(q) of the Systinet Disclosure Letter, adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code, or hire any new officer-level or other management-level employee, pay any special bonus or special remuneration to any employee or non-employee director or increase the salaries or wage rates of its employees, or add any new non-employee members to the board of directors of Systinet or any of its Subsidiaries;

(r) Unless required by applicable law, enter into any employment contract or any collective bargaining agreement;

(s) Grant any severance or termination pay to any Person, except payments made in accordance with written agreements listed in Section 2.11(b) of the Systinet Disclosure Letter or payments disclosed in Section 4.2(s) of the Systinet Disclosure Letter, or to amend or modify any existing severance or termination agreement with any Person;

(t) Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Mercury prior to the filing of such a suit, or (iii) for a breach of or to otherwise enforce or protect its rights under this Agreement;

(u) Acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole;

(v) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes unless required by applicable law, file any material Tax Return or any amendment to a material Tax Return Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(w) Enter into any Contract or transaction in which any officer or non-employee director of Systinet or any of its Subsidiaries (or any member of the immediate family of such officer or director) has an interest under circumstances that would require disclosure under Item 404 of Regulation S-K if Systinet or any of its Subsidiaries were subject to the reporting requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and

(x) Take or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 4.2.

4.3 Access to Information.

(a) Until the earlier of the termination of this Agreement and the Effective Time, upon reasonable notice and without undue disruption to its business, (i) Systinet shall afford Mercury and its accountants, counsel and other representatives, reasonable access during normal business hours at times mutually convenient to Mercury and Systinet to (A) all of Systinet’s and each of its Subsidiaries’ properties, books, contracts, commitments and records and (B) all other information concerning the business, properties and personnel of Systinet or any of its Subsidiaries in each case as Mercury may reasonably request, and (ii) Systinet shall provide to Mercury and its accountants, counsel and other representatives true, correct and complete copies of internal financial statements promptly upon Mercury’s reasonable request.

(b) Subject to compliance with applicable law, until the earlier of the termination of this Agreement and the Effective Time, Systinet shall confer from time to time as requested by Mercury with one or more representatives of Mercury to discuss any material changes or developments in the operational matters of Systinet and its Subsidiaries and the general status of the ongoing business and operations of Systinet and its Subsidiaries.

(c) No information or knowledge obtained in any investigation in accordance with this Section 4.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

(d) In the event the Closing has not occurred by January 15, 2006, Systinet shall use its commercially reasonable efforts to deliver to Mercury on or about such date Systinet’s unaudited consolidated financial statements as at and for the twelve-month period ended December 31, 2005 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “December Financial Statements”). The December Financial Statements (a) shall be prepared in accordance with GAAP (except for the exclusion of notes thereto) applied on a consistent basis throughout the period indicated, and (b) shall present fairly the consolidated financial condition and results of operations and cash flows of Systinet as of the date, and for the period, indicated therein (subject to normal recurring year-end audit adjustments, none of which individually or in the aggregate are material).

4.4 Confidentiality. The parties acknowledge that Mercury and Systinet have previously executed a non-disclosure agreement dated July 19, 2005 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

4.5 Public Disclosure. Prior to the Effective Time, Mercury and Systinet will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any material transaction involving Mercury or Systinet and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. With respect to the initial press release announcing the Merger and this Agreement, Systinet will be afforded an opportunity to comment on the text of the press release that Mercury will use to announce the Merger and this Agreement.

4.6 Consents; Cooperation.

(a) Each of Mercury, Merger Sub and Systinet shall promptly after the execution of this Agreement, and in any event no later than ten business days from the date of this Agreement, apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the

Merger. Without limiting the generality or effect of the foregoing, each of Mercury, Merger Sub and Systinet shall, as soon as practicable, and in any event no later than five business days from the date of this Agreement, make or cause to be made any initial filings required under the HSR Act. Mercury shall pay all filing and related fees in connection with any filings that are required under the HSR Act. Systinet shall cause any of its Affiliates required to make any filings required under the HSR Act to make any initial filings it is required to make under the HSR Act in connection with the Merger as soon as practicable and in any event no later than five business days from the date of this Agreement. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law.

(b) Each of Mercury, Merger Sub and Systinet shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act or any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Neither Mercury nor Systinet shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) 90 days after the date of this Agreement and (ii) the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Mercury and Systinet shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Mercury and Systinet shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: (i) entering into negotiations; (ii) providing information required by law or governmental regulation; and (iii) substantially complying with any second request for information in accordance with the Antitrust Laws.

(c) Notwithstanding anything herein to the contrary, (i) Mercury shall not be required to (y) divest any of its or any of its subsidiaries’ businesses, product lines or assets, or to agree to any divestiture of Systinet’s businesses, product lines or assets, or (z) to take or agree to take any other action or agree to any limitation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Surviving Corporation after the Effective Time, and (ii) neither Systinet nor any of its Subsidiaries shall be required to (A) divest any of their respective businesses, product lines or assets, or (B) to take or agree to take any other action or agree to any limitation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on Systinet.

4.7 Legal Requirements. Each of Mercury, Merger Sub and Systinet shall, and shall cause its Subsidiaries, if any, to, (a) take commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement, (b) promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement, and (c) take commercially reasonable actions necessary to obtain (and shall cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity, or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

4.8 Employees; Benefits.

(a) Employees of Systinet who remain employed by Systinet after the Merger shall receive compensation and benefits (other than stock and options) that are in the aggregate comparable to those afforded to similarly-situated employees of Mercury, subject to the terms and conditions of the relevant benefits plans.

(b) To the extent that service is relevant for purposes of eligibility, vesting, calculation of any benefit, or benefit accrual under any employee benefit plan, program or arrangement established or maintained by Mercury or the Surviving Corporation (other than any defined benefit pension plan or stock incentive plan) following the Closing Date for the benefit of Systinet Employees (or Mercury’s other employees), such plan, program or arrangement shall credit such Systinet Employees for service on or prior to the Closing Date that was recognized by Systinet or its Subsidiaries, as the case may be, for purposes of employee benefit plans, programs or arrangements maintained by Systinet, provided that in no event shall such crediting of service result in any duplication of benefits. In addition, with respect to any welfare benefit plan (as defined in Section 3(1) of ERISA) established or maintained by Mercury and the Surviving Corporation following the Closing Date for the benefit of Systinet Employees (or Mercury’s other employees), such plan shall waive any pre-existing condition exclusions (to the extent that no pre-existing condition exclusion applied under a comparable plan of Systinet prior to the Closing) and provide that any covered expenses incurred on or before the Closing Date by any Systinet Employee or by a covered dependent shall be taken into account for purposes of satisfying applicable deductible coinsurance and maximum out-of-pocket provisions after the Closing Date.

(c) The individuals previously identified by Mercury and approved by Systinet shall be terminated from their employment with Systinet on or prior to the Closing. Systinet shall use its commercially reasonable efforts to assist Mercury in obtaining a contractor agreement with each of those terminated employees of Systinet designated by Mercury, the terms of which agreement shall be mutually acceptable to Mercury and such individual.

4.9 Stock Options.

(a) At the Effective Time, each portion of a then outstanding Systinet Option that is unvested will be assumed by Mercury. Each portion of a Systinet Option so assumed by Mercury under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Systinet Option Plan and the related option agreement immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each such portion of a Systinet Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of the common stock of Mercury, par value $0.002 per share (“Mercury Common Stock”), equal to the product of the number of shares of Systinet Common Stock that were issuable upon exercise of such portion of a Systinet Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Mercury Common Stock and (ii) the per share exercise price for the shares of Mercury Common Stock issuable upon exercise of such portion of an assumed Systinet Option will be equal to the quotient determined by dividing the exercise price per share of Systinet Common Stock at which such portion of a Systinet Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. For purposes of this Section 4.9, “Exchange Ratio” shall mean the Systinet Price divided by the Mercury Price, rounded to six decimal places, where the “Systinet Price” equals the Common Price Per Share, and the “Mercury Price” equals the average for the 15 trading days ended two trading days prior to the Closing Date (the “Trailing Average Period”) of (A) for any trading day during the Trailing Average Period on which the Mercury Common Stock is listed on the National Association of Securities Dealers Automated Quotation (“NASDAQ”) National Market System, the closing price per share of the Mercury Common Stock, or (B) for any trading day during the Trailing Average Period on which the Mercury Common Stock is not listed on the NASDAQ National Market System, but there is a public market for the Mercury Common Stock, the mean of the closing bid and asked prices of the Mercury Common Stock, in each case as reported in the Wall Street Journal (or, if not so reported, as otherwise reported by NASDAQ).

(b) It is intended that Systinet Options assumed by Mercury pursuant to Section 4.9(a) shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Systinet Options qualified as incentive stock options immediately prior to the Effective Time, and the provisions of Section 4.9(a) shall be applied consistent with such intent.

(c) At the Effective Time, each portion of a then outstanding Systinet Option that is vested (other than the Cash Out Options) will be assumed by Mercury. Each such portion of a Systinet Option so assumed by Mercury under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Systinet Option Plan and the related option agreement immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that such portion of a Systinet Option will be exercisable (or will become exercisable in accordance with its terms) for an amount of cash equal to the product of (i) number of shares of Systinet Common Stock underlying such Systinet Option and (ii) the Common Price Per Share.

4.10 Form S-8. Mercury shall file a registration statement on Form S-8 for the shares of Mercury Common Stock issuable with respect to assumed Systinet Options as soon as is reasonably practicable after the Closing and after Mercury is eligible to file a Form S-8, which Form S-8 shall include a “reoffer prospectus” (as defined in General Instruction C.1. of Form S-8) if any person has exercised a Systinet Option before the filing of the Form S-8 contemplated by this Section 4.10 and shares have been issued upon such exercise in accordance with the terms of the Systinet Option Plan.

4.11 Spreadsheet. Systinet shall prepare and deliver to Mercury, at or prior to the Closing, a spreadsheet in form acceptable to Mercury and the Exchange Agent, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date, the following information relating to holders of Systinet Capital Stock, Systinet Options and Systinet Warrants: (a) the names of all Systinet stockholders, optionholders and warrant holders and their respective addresses of record, (b) the number and kind of shares of Systinet Capital Stock held by, or subject to the Systinet Options or Systinet Warrants held by such Persons and, in the case of shares, the respective certificate numbers, (c) cash Merger Consideration (less the Escrow Fund) issuable to each holder of Systinet Capital Stock, Systinet Options and Systinet Warrants, (d) the interest of each former holder of Systinet Capital Stock, Systinet Options or Systinet Warrants in the Escrow Fund and any amount payable pursuant to Section 1.8(f) and (e) the exercise price per share in effect for each Systinet Option and Systinet Warrant immediately prior to the Closing Date (the “Spreadsheet”).

4.12 Expenses. If the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, investment banking, finders and advisory fees and expenses) shall be paid by the party incurring such expense. If the Merger is consummated, all fees and expenses of Systinet (including legal, accounting, investment banking, finders and advisory fees and expenses) incurred in connection with this Agreement and transactions contemplated hereby (the “Systinet Expenses”) shall be paid by the Surviving Corporation and included in the calculation of Net Liabilities.

4.13 Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts, and shall cooperate with each other party hereto, to take, or cause to be taken, such actions, and to do, or cause to be done, such things reasonably necessary, appropriate or desirable to consummate and make effective the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article 5. Without limiting the generality or effect of the foregoing and subject to the terms of this Agreement, in the event an injunction or other order preventing the consummation of the Merger shall have been issued by a court of competent jurisdiction, each party hereto shall use its commercially reasonable efforts to have such injunction or other order lifted. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

4.14 Information Statement. As promptly as practicable after the date of this Agreement, Systinet shall prepare an information statement in form and substance reasonably satisfactory to Mercury which shall include a description of the approval of the Merger Agreement, the Merger, and the transactions contemplated by the Merger Agreement and the increase in the number of shares subject to the Systinet Option Plan by Systinet’s board of directors and Systinet’s stockholders and a description of the Systinet stockholders’ appraisal rights in regard to the Merger under the DGCL, a description of the payments (if any) that are the subject of the Section 280G Stockholder Approval (as defined in Section 8.4(m)) and a description of the Merger Agreement, the Merger and the transactions contemplated by the Merger (the “Information Statement”). Systinet shall: (i) use commercially reasonable efforts to cause the Information Statement to comply with applicable legal requirements; (ii) provide Mercury with a reasonable opportunity to review and comment on any draft of the Information Statement, and include in the Information Statement all changes reasonably proposed by

Mercury; and (iii) cause the Information Statement to be mailed to Systinet’s stockholders as promptly as practicable following the date of this Agreement. Mercury will cooperate with Systinet in the preparation of the Information Statement and will provide all information reasonably required to be provided by it for inclusion in the Information Statement.

4.15 No Solicitation. From the date hereof until termination of this Agreement pursuant to its terms, Systinet shall not and shall cause its officers, directors, employees, financial advisors, representatives, agents, stockholders, Subsidiaries or Affiliates not to, directly or indirectly: (i) solicit, initiate, facilitate, seek, entertain, encourage or support any inquiry, proposal or offer from any Person (other than Mercury) in respect of an Acquisition Transaction; (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information or other information that Systinet believes or should reasonably know could be used for purposes of formulating any inquiry, proposal or offer to, any Person (other than Mercury) in respect of an Acquisition Transaction; or (iii) accept any proposal or offer from any Person (other than Mercury) in respect of an Acquisition Transaction. Upon execution of this Agreement, Systinet shall immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than Mercury) that are in respect of an Acquisition Transaction. Systinet shall promptly (and in no event later than 24 hours after receipt thereof) notify Mercury orally and in writing of any proposal or offer concerning an Acquisition Transaction, or any request for information from a Person in respect of an Acquisition Transaction (including the identity of the Person making or submitting such proposal, offer or request, and the material terms thereof (including a copy of any written proposal, offer or request)) that is received by Systinet or any Affiliate or representative of Systinet. Systinet shall keep Mercury informed on a reasonably current basis (and, in any event, within 24 hours) of the status and details of any material modifications to any such proposal, offer or request. “Acquisition Transaction” means any transaction involving: (x) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of Systinet; (y) the issuance, disposition or acquisition of (A) any capital stock or other equity security of Systinet (other than issuances of Systinet Capital Stock upon conversion of Systinet Preferred Stock, exercise of Systinet Options or Systinet Warrants or in routine transactions in accordance with Systinet’s past practices), (B) except as expressly contemplated by Section 4.19 of this Agreement, any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of Systinet, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Systinet; in each of clauses (A) through (C), representing in the aggregate 10% or more of the voting power of Systinet; or (z) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving Systinet that if consummated would result in any Person (other than Mercury) beneficially owning 10% or more of any class of equity securities of Systinet.

4.16 Milestone Bonus Plan. Prior to the Closing, Mercury will adopt a Milestone Bonus Plan in the form attached hereto as Exhibit E and immediately after Closing grant bonuses thereunder to, and enter into agreements in connection therewith with, the individuals previously identified by Mercury and approved by Systinet in the amounts previously identified by Mercury and approved by Systinet.

4.17 Section 280G Matters.

(a) Systinet shall obtain and deliver to Mercury, prior to the initiation of the procedure described in Section 4.17(b), an excess parachute payment waiver, in substantially the form contained in Section 4.17(a) of the Systinet Disclosure Letter, from each Person who Systinet reasonably believes is, with respect to Systinet, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code), as determined immediately prior to the initiation of the procedure described in Section 4.17(b), and who would otherwise have, receive or have the right or entitlement to receive a parachute payment from Systinet, Mercury or any ERISA Affiliate of Systinet or Mercury under Section 280G of the Code as a result of the Closing or the consummation of the Merger (including in connection with certain changes in any such Person’s employment circumstances following the consummation of the Merger).

(b) Systinet shall use commercially reasonable efforts to obtain the written consent of such a number of stockholders of Systinet as is required by the terms of Section 280G(b)(5)(B) so as to comply with the stockholder approval requirements of Section 280G of the Code with respect to any and all payments and/or benefits provided in accordance with agreements, contracts or arrangements that, in the absence of the executed waivers described in Section 4.17(a), would be subject to such parachute payment requirements (in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations).

4.18 Comerica Credit Facility. Systinet shall use commercially reasonable efforts to take any action prior to Closing that is necessary to enable the Surviving Corporation immediately after Closing to (i) pay off in full the Comerica Credit Facility, (ii) terminate the Comerica Credit Facility and (iii) release all liens made in connection with the Comerica Credit Facility.

4.19 Additional Systinet Options. Prior to the Closing, Systinet agrees to grant Systinet Options exercisable for an aggregate of 9,959,160 shares of Systinet Common Stock to the individuals and amounts previously agreed to by Mercury and Systinet. Such options shall vest over four years from the date of grant with the first 25% of the shares subject to the option vesting on the first anniversary of the date of grant and the remaining 75% of the shares subject to the option vesting 1/36th per month over the remaining 36 months. Systinet agrees to amend the Systinet Option Plan and obtain the approval of the stockholders of Systinet as necessary to effect such grants. In addition, (i) none of the Systinet Options granted shall contain a provision allowing the exercise of such options before they become vested, and (ii) such options will be issued with an exercise price equal to the Common Price Per Share.

4.20 Systinet 401(k) Plan. Systinet shall terminate, or cause to be terminated its 401(k) plan, effective no later than the day immediately preceding the Closing Date.

ARTICLE 5

CONDITIONS TO THE MERGER

5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, which to the maximum extent permitted by law may be waived in a written agreement of Systinet and Mercury (for itself or Merger Sub) (each such condition is solely for the benefit of the parties hereto and may be waived without notice, liability or obligation to any Person):

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending. No statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of the transactions contemplated by this Agreement illegal.

(b) Governmental Approvals. Mercury and Systinet and their respective Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the transactions contemplated hereby. Without limiting the generality of the foregoing all applicable waiting periods under any Antitrust Laws shall have expired or been terminated.

5.2 Additional Conditions to Obligations of Systinet. The obligations of Systinet to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Systinet (each such condition is solely for the benefit of Systinet and may be waived in its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants. Each of the representations and warranties made by each of Mercury and Merger Sub in this Agreement, disregarding all materiality or Material Adverse Effect qualifications and exceptions, shall be true and correct, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date, except (i) in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time or (ii) where the failure to be true and correct would not, in the aggregate, have a Material Adverse Effect on Mercury. Each of Mercury and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Closing Deliveries. Systinet shall have received each of the agreements, instruments and other documents required to have been delivered to Systinet at or prior to the Closing as set forth in Exhibit F.

5.3 Additional Conditions to the Obligations of Mercury and Merger Sub. The obligations of Mercury and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Mercury (each such condition is solely for the benefit of Mercury and Merger Sub and may be waived, for itself and Merger Sub, by Mercury in its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants. Each of the representations and warranties made by Systinet in this Agreement, disregarding all materiality or Material Adverse Effect qualifications and exceptions (other than such qualifications and exceptions when used in the definition of, or to modify, the terms Systinet Products and Systinet Intellectual Property and “Material Contract” and “Material Customers”), shall be true and correct, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date, except (i) in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time, or (ii) where the failure to be true and correct would not, in the aggregate, have a Material Adverse Effect on Systinet; provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Section 2.2(a) and (b), each of which individually shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date (except in any case that representations and warranties that expressly speaks as of a specified date or time need only be true and correct of such specified date or time). Systinet shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Closing Deliveries. Mercury shall have received each of the agreements, instruments and other documents required to have been delivered to Mercury and Merger Sub at or prior to the Closing as set forth in Exhibit F.

(c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Mercury’s ownership, conduct or operation of the business of Systinet and/or any of its Subsidiaries, following the Effective Time shall be in effect, nor shall any suit, investigation, request for additional information, action or proceeding before any Governmental Entity seeking any of the foregoing, seeking to obtain from Mercury or Systinet or any of their respective Affiliates in connection with the Merger any damages, or seeking any other relief that following the Merger, in the sole judgment of Mercury, could reasonably be expected to materially limit or restrict the ability of the Surviving Corporation and/or its Subsidiaries to own and conduct both (i) the assets and businesses owned and conducted by Mercury and/or its Subsidiaries prior to the Merger and (ii) the assets and businesses owned and conducted by Systinet and/or each of its Subsidiaries prior to the Merger, be pending or threatened (and in the case of any of the foregoing initiated or sought by a non-governmental entity, threatened in writing).

(d) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on Systinet since the date of this Agreement.

(e) Section 280G Stockholder Approval. Any agreements, contracts or arrangements that, before giving effect to any waiver described below, would result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of stockholders of Systinet as is required by the terms of Sections 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Sections 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of such Treasury Regulations, or in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, in accordance with the waiver of those payments and benefits to be executed by the affected individuals in accordance with Section 4.17.

(f) Systinet Options. The holders of at least 95% of the vested and unexercised Systinet Options outstanding as of the Closing shall have agreed in writing to cancel such Systinet Options held by such Person in exchange for the payment of cash in accordance with the provisions of Section 1.6(a).

(g) Option Arrangements. The Systinet Option grants that are listed on Schedule 5.3(g) shall have been amended such that the exercise price of the unvested portion of each such grant equals the Common Price Per Share. Systinet shall have provided to Mercury the consent of each holder of such Systinet Options to the amendment of such holder’s Systinet Options.

ARTICLE 6

TERMINATION, AMENDMENT AND WAIVER

6.1 Termination. At any time prior to the Effective Time, whether before or after adoption of this Agreement by Systinet’s and Merger Sub’s stockholders, this Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned, as follows:

(a) by mutual written consent duly authorized by the respective boards of directors of Mercury (or a committee thereof) (on behalf of Mercury and Merger Sub) and Systinet;

(b) by either Mercury or Systinet, if the Closing shall not have occurred on or before March 31, 2006 (the “Termination Date”) provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party who is in material breach of this Agreement and such breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c) by either Systinet or Mercury, if any permanent injunction or other order of a court or other competent Government Entity preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable;

(d) by Mercury, if Systinet shall have materially breached any representation, warranty or covenant contained herein and (i) such breach shall not have been cured within thirty days after receipt by Systinet of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 or 5.3(a) or (d) to be satisfied (provided, however, that the termination right under Section 6.1(d) shall not be available to Mercury if Mercury is at that time in material breach of this Agreement); or

(e) by Systinet, if Mercury or Merger Sub shall have materially breached any representation, warranty or covenant contained herein and (i) such breach shall not have been cured within thirty days after receipt by Mercury of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 or 5.2(a) to be satisfied; provided, however, that the right to terminate this Agreement under this Section 6.1(e) shall not be available to Systinet if Systinet is at that time in material breach of this Agreement).

6.2 Effect of Termination. If this Agreement is terminated in accordance with Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Mercury, Merger Sub or Systinet or their respective officers, directors, stockholders or Affiliates; provided, however, that each party hereto shall remain liable for willful breaches of this Agreement prior to its termination, provided, further, that notwithstanding the foregoing proviso, Systinet shall remain liable for any breaches or inaccuracies of Sections 2.3(b), 2.17, 2.18 and 4.15 prior to the termination of this Agreement; and provided, further, that the Confidentiality Agreement and the provisions of Sections 4.12 and 6.2 and Article 8 shall remain in full force and effect and survive any termination of this Agreement.

6.3 Amendment. Subject to the provisions of applicable law, the parties hereto may amend this Agreement at any time in accordance with an instrument in writing signed on behalf of each of the parties hereto; provided, however, that an amendment made subsequent to adoption of this Agreement by the stockholders of Systinet shall not (a) alter or change the amount or kind of consideration to be received on conversion of the Systinet Capital Stock or (b) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Systinet Capital Stock. Subject to the provisions of applicable law, Mercury and the Stockholders Representative (on behalf of all of the holders of Systinet Capital Stock, vested and unexercised Systinet Options and Systinet Warrants immediately prior to the Effective Time) may cause this Agreement to be amended at any time after the Effective Time by execution of an instrument in writing signed on behalf of Mercury and the Stockholders Representative (on behalf of all of the holders of Systinet Capital Stock, vested and unexercised Systinet Options and Systinet Warrants immediately prior to the Effective Time); provided, however, that any amendment made in accordance with this sentence shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Systinet Capital Stock or for the vested and unexercised Systinet Options or Systinet Warrants or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the stockholders of Systinet immediately prior to the Effective Time.

6.4 Extension; Waiver. Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Effective Time, the Stockholders Representative or Mercury may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of Systinet (in the case of a waiver by Mercury) or Mercury, Merger Sub or Surviving Corporation (in the case of a waiver by the Stockholders Representative), (ii) waive any inaccuracies in the representations and warranties made to Mercury (in the case of a waiver by Mercury) or made to Systinet (in the case of a waiver by the Stockholders Representative) herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of Mercury or Merger Sub (in the case of a waiver by Mercury) or for the benefit of Systinet (in the case of a waiver by the Stockholders Representative). Any agreement on the part of a party hereto or the Stockholders Representative to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 7

ESCROW FUND AND INDEMNIFICATION

7.1 Escrow Fund. The Escrow Fund shall be available to compensate Mercury and the Surviving Corporation (on behalf of itself or any other Indemnified Person (as defined in Section 7.2)) for Losses (as defined in Section 7.2) in accordance with this Article 7.

7.2 Indemnification. The Escrow Fund shall be available from and after the Effective Time to indemnify and hold harmless Mercury and the Surviving Corporation and their respective officers, directors, agents and employees, subsidiaries, directors and employees of subsidiaries, and each person, if any, who controls or may control Mercury and the Surviving Corporation within the meaning of the Securities Act of 1933, as amended (each of the foregoing, an “Indemnified Person”) from and against any and all losses, liabilities, damages, claims, suits, settlements, royalties, costs and expenses, including costs of investigation, settlement, and defense and reasonable legal fees, court costs, and any interest costs or penalties (collectively, “Losses”), arising out of, related to or otherwise by virtue of (a) any breach of or inaccuracy in any representation or warranty made by Systinet in this Agreement or any other document required to be delivered to Mercury or Merger Sub in accordance with any provision of this Agreement, (b) any breach of or default in connection with any of the covenants or agreements made by Systinet in this Agreement, (c) any appraisal or similar action with respect to shares of Systinet Capital Stock (provided, that Losses arising under this Section 7.2(c) shall equal (i) the excess of any consideration awarded in any appraisal action over (ii) the value of the Merger Consideration allocable to the former Systinet stockholders whose shares of Systinet Capital Stock were the subject of such appraisal action), and (d) those matters listed on Schedule 7.2(d). In determining (A) whether any representation and warranty was inaccurate or breached (except for the second sentence of Section 2.8(p)), or (B) the amount of any Losses in respect of any inaccuracy in or any breach of any representation and warranty, any materiality or Material Adverse Effect qualification contained in such representation or warranty will in all respects be ignored.

7.3 Limitations on Indemnification; Exclusive Remedy.

(a) The Indemnified Persons may not recover from the Escrow Fund in respect of any claim for indemnification in accordance with Section 7.2(a) unless and until Losses in accordance with Section 7.2(a) have been incurred, paid or properly accrued in an aggregate amount greater than $1,000,000 (the “Indemnification Threshold”). Notwithstanding the foregoing, the Indemnified Persons shall be entitled to recover for, and the Indemnification Threshold shall not apply as a threshold to, any Losses with respect to any breach of or inaccuracy in any representation or warranty made by Systinet in Section 2.2 (a) or (b), Section 2.9 or Section 2.10(j) (the “Excepted Representations”). Once the Indemnification Threshold has been exceeded, the Indemnified Persons shall be entitled to recover only Losses in excess of the Indemnification Threshold.

(b) No indemnification liability under this Article 7 shall attach to any party under this Agreement in respect of any claim:

(i) to the extent that any provision or reserve in respect of the matter giving rise to such claim has been provided for on the face of the November 30 Balance Sheet;

(ii) to the extent that the matter giving rise to such claim resulted in an adjustment to the Merger Consideration based on the Actual Net Liabilities;

(iii) to the extent that such claim relates to any Loss for which any Indemnified Person is insured and actually recovers thereunder, but only to the extent of net insurance proceeds actually recovered; and

(iv) to the extent that such claim relates to any Loss for which any of any Indemnified Person collects a recovery from any third party, but only to the extent of collections actually received.

(c) Except for claims based on fraud, recovery from the Escrow Fund in accordance with this Article 7 and the Escrow Agreement shall be the sole and exclusive remedy after the Effective Time for any Losses arising out of, related to or otherwise by virtue of any breach or claim in connection with this Agreement or any certificate or writing delivered in connection with this Agreement or any transaction contemplated hereby, regardless of the cause of action; provided, however, that this Section 7.3(c) shall not limit the liability of any party for Losses arising out of, related to or otherwise by virtue of any breach or claim in connection with the agreements described on Schedule 7.3(c). No Indemnified Person shall be entitled to make any claim directly against any former holder of Systinet Capital Stock, vested but unexercised Systinet Options or Systinet Warrants after the Effective Time for any Losses arising out of, related to or otherwise by virtue of any breach or claim in connection with this Agreement or any certificate or writing delivered in connection with this Agreement or any transaction contemplated hereby, regardless of the cause of action, except for (A) claims based on fraud or (B) claims directly against a former holder of Systinet Capital Stock, vested but unexercised

Systinet Options or Systinet Warrants after the Effective Time for any Losses arising out of, related to or otherwise by virtue of any breach or claim in connection with the agreements described on Schedule 7.3(c). In the event of fraud, no former holder of Systinet Capital Stock, vested but unexercised Systinet Options or Systinet Warrants shall be liable for any Losses that, together with such Person’s share, based on such Person’s contribution to the Escrow Fund, of all other Losses, in the aggregate exceed the actual proceeds received by such Person with respect to its Systinet Capital Stock, vested but unexercised Systinet Options or Systinet Warrants pursuant to Article 1, other than the Person who committed such fraud, whose liability shall not be limited.

(d) No holder of Systinet Capital Stock, Systinet Options or Systinet Warrants shall have any right of contribution, right of indemnity or other right or remedy against Mercury or the Surviving Corporation in connection with any indemnification obligation or any other liability to which such holder of Systinet Capital Stock, Systinet Options or Systinet Warrants may become subject under or in connection with this Agreement.

7.4 Claim Period. The period during which claims for indemnification from the Escrow Fund may be initiated shall commence at the Effective Time and terminate at the date that is eighteen months after the Effective Time (the “Claim Period”). The indemnification obligations under this Article 7 shall terminate on the date that is eighteen months after the Effective Time, except for matters as to which an Indemnified Person has made a claim for indemnity on or before such date, which claim shall survive the expiration of such period until such claim is finally resolved in accordance with the terms of this Article 7 and the Escrow Agreement and any obligations with respect thereto are fully satisfied. Notwithstanding anything contained in this Agreement to the contrary, at the conclusion of the Claims Period such portion of the Escrow Fund as may be necessary in the reasonable judgment of Mercury to satisfy any unresolved or unsatisfied claims for Losses specified in any Officer’s Certificate (as defined in Section 7.5(a)) delivered to the Escrow Agent and the Stockholder Representative prior to expiration of the Claims Period shall remain in the Escrow Fund until such claims for Losses have been resolved or satisfied provided, however, that such amount shall not exceed the aggregate amount specified in all unresolved or unsatisfied claims for Losses specified in all such Officer’s Certificates or any Adjustment Certificate.

7.5 Claims upon Escrow Fund.

(a) Upon receipt by the Escrow Agent on or before the last day of the Claims Period of a certificate signed by any officer of Mercury (an “Officer’s Certificate”):

(i) stating that an Indemnified Person has incurred, paid or properly accrued, or reasonably anticipates that it may incur, pay or properly accrue, Losses;

(ii) stating the amount of such Losses (which, in the case of Losses not yet incurred, paid or properly accrued, may be the maximum amount in good faith anticipated to be incurred, paid or properly accrued); and

(iii) specifying in reasonable detail (based upon the information then possessed by Mercury) the individual items of such Losses included in the amount so stated and the nature of the claim to which such Losses are related;

subject to and in accordance with the provisions of Sections 7.3, 7.6 and 7.7, Mercury (on behalf of itself or any other Indemnified Person) shall be entitled to receive, and the Escrow Agent shall deliver to Mercury, out of the Escrow Fund funds comprising the Escrow Fund having a value equal to such Losses; provided, however, that, to the extent that such Losses have not then been incurred or paid by such Indemnified Person, Mercury (on behalf of itself or any other Indemnified Person) shall not be so entitled to receive, and the Escrow Agent shall not deliver, funds in respect thereof unless and until such Losses are actually incurred or paid by such Indemnified Person.

7.6 Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholders Representative by or on behalf of Mercury (on behalf of itself or any other Indemnified Person) and for a period of thirty days after such delivery to the Escrow Agent of such Officer’s Certificate, the Escrow Agent shall not release any portion of the Escrow Fund in accordance with Section 7.5 unless the Escrow Agent shall have received written authorization from the Stockholders Representative to make such delivery. After the expiration of such thirty-day period, the Escrow Agent shall release all or a portion of the Escrow Fund in accordance with Section 7.5; provided, however, that no such payment or delivery may be made if and to the extent the Stockholders Representative shall object in a written statement to any claim or claims made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Mercury prior to the expiration of such thirty-day period.

7.7 Resolution of Objections to Claims.

(a) If the Stockholders Representative shall so object in writing to any claim or claims by Mercury made in any Officer’s Certificate, Mercury shall have thirty days after its receipt of such writing to respond in a written statement to the objection of the Stockholders Representative. If after such thirty-day period there remains a dispute as to any claims, the Stockholders Representative and Mercury shall attempt in good faith for twenty days thereafter to agree upon the rights of the respective parties with respect to each of such claims. If an agreement is reached with respect to such claims, the Stockholders Representative and Mercury shall each execute a memorandum setting forth their agreement, which shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the cash from the Escrow Fund in accordance with the terms thereof.

(b) If no such agreement can be reached after good faith negotiation, the Stockholders Representative and a senior representative of Mercury shall meet within ten days of the expiration of such twenty-day period and negotiate in good faith for one day with an impartial mediator in San Francisco, California. If an agreement is reached through mediation, the Stockholders Representative and Mercury shall each execute a memorandum setting forth their agreement, which shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the cash from the Escrow Fund in accordance with the terms thereof. The mediator shall be an individual mutually agreed to by Mercury and the Stockholders Representative.

(c) If no agreement can be reached after good faith mediation, the arbitration provisions of Section 8.11 shall be followed and the decision of the arbitrator regarding such claim shall be binding and conclusive upon the parties to this Agreement; provided, however, that any dispute or claim regarding Section 2.8 or in connection with any Systinet Intellectual Property, shall not be subject to the arbitration provisions of Section 8.11 and in lieu thereof such disputes shall be resolved as provided in Section 8.12. The Escrow Agent shall be entitled to act in accordance with the decision of such Arbitrator, or in the case that Section 8.12 applies, in accordance with the final non-appealable decision of the court, and make or withhold payments out of the Escrow Fund in accordance therewith.

7.8 Third-Party Claims. If Mercury becomes aware of a third-party claim which Mercury believes may result in a claim by or on behalf of an Indemnified Person, Mercury shall promptly notify the Stockholders Representative of such third-party claim, and provide the Stockholders Representative the opportunity to participate at its own cost in any defense of such claim. Mercury shall have the right in its sole discretion to settle any such claim; provided, however, that without the written consent of the Stockholders Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter; and further provided, however, that, except for amounts satisfied in full from the Escrow Fund, no Indemnified Party shall have the right or authority to settle any such claim with third-party claimants if such settlement would subject any former holder of Systinet Capital Stock, vested but unexercised Systinet Options or Systinet Warrants (excluding any individual who is a then-current or former employee of Mercury or any of its Subsidiaries, but only in his or her capacity as an employee) to any monetary or non-monetary relief or any criminal or quasi-criminal sanctions, penalties or fines or admit that any former holder of Systinet Capital Stock, vested but unexercised Systinet Options or Systinet Warrants has any liability or responsibility for such claim without the written consent of such holder. If the Stockholders Representative consents to any such settlement referred to in the first proviso of the preceding sentence, neither the Stockholders Representative nor current or former holder of Systinet Capital Stock, vested but unexercised Systinet Options or Systinet Warrants immediately prior to the Effective Time shall have any power or authority to object to the amount or validity of any claim by or on behalf of any Indemnified Person for indemnity with respect to such settlement. Notwithstanding any other provision of this Agreement, any Losses incurred or suffered by the Indemnified Persons, directly or indirectly, as a result of such claim, shall constitute Losses subject to indemnities under Section 7.2.

7.9 Stockholders Representative.

(a) At the Effective Time, Warburg Pincus Private Equity VIII, L.P. shall be constituted and appointed as the Stockholders Representative. The Stockholders Representative shall be the exclusive agent for and on behalf of the current or former holder of Systinet Capital Stock, vested but unexercised Systinet Options or Systinet Warrants immediately prior to the Effective Time to: (i) give and receive notices and communications to or from Mercury (on behalf of itself or any other Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby; (ii) authorize deliveries to Mercury of cash from the Escrow Fund in satisfaction of claims asserted by Mercury (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to such claims in accordance with Section 7.6; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and demand mediation and arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; and (v) take all actions necessary or appropriate in the judgment of the Stockholders Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Stockholders Representative shall be the sole and exclusive means of asserting or addressing any of the above and no current or former holder of Systinet Capital Stock, vested but unexercised Systinet Options or Systinet Warrants immediately prior to the Effective Time shall have any right to act on its own behalf with respect to any such matters, other than any claim or dispute against the Stockholders Representative. The Person serving as the Stockholders Representative may be replaced from time to time by the holders of a majority in interest of the shares or other property then on deposit in the Escrow Fund upon not less than ten days’ prior written notice to Mercury. No bond shall be required of the Stockholders Representative, and the Stockholders Representative shall receive no compensation for his services. Notices or communications to or from the Stockholders Representative shall constitute notice to or from each of the holders of Systinet Capital Stock, Systinet Options and Systinet Warrants immediately prior to the Effective Time.

(b) The Stockholders Representative shall not be liable to any holder of Systinet Capital Stock, Systinet Options or Systinet Warrants immediately prior to the Effective Time for any act done or omitted hereunder as the Stockholders Representative while acting in good faith and any act done or omitted in accordance with the advice of counsel or other expert shall be conclusive evidence of such good faith. The holders of Systinet Capital Stock, Systinet Options or Systinet Warrants immediately prior to the Effective Time shall severally indemnify the Stockholders Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.

(c) The Stockholders Representative shall have reasonable access to information about Systinet and the reasonable assistance of Systinet’s former officers and employees for purposes of performing his duties and exercising its rights hereunder, provided that the Stockholders Representative shall treat confidentially and not disclose any nonpublic information from or about Systinet to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

7.10 Actions of the Stockholders Representative. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders Representative that is within the scope of the Stockholders Representative’s authority under Section 7.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all holders of Systinet Capital Stock, Systinet Options and Systinet Warrants immediately prior to the Effective Time and shall be final, binding and conclusive upon each such holder; and each Indemnified Person and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such holder. Except for their gross negligence and willful misconduct, each Indemnified Person and the Escrow Agent are unconditionally and irrevocably relieved from any liability to any person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Stockholders Representative.

7.11 Purchase Price Adjustment. All indemnification payments made under this Agreement shall be treated as adjustments to the Merger Consideration to the extent permitted under applicable law.

ARTICLE 8

GENERAL PROVISIONS

8.1 Survival of Representations and Warranties. The representations and warranties made by Systinet in this Agreement or in any other document required to be delivered in accordance with any provision of this Agreement shall survive the Effective Time and remain in full force and effect until the date that is eighteen months after the Effective Time; provided, however, that the representations and warranties concerning outstanding Systinet Capital Stock, options, warrants and other securities set forth in Section 2.2(a) and (b) shall survive the Effective Time and remain in full force and effect indefinitely; provided, further, that no right to indemnification in accordance with Article 7 in respect of any claim based upon any breach of or inaccuracy in a representation or warranty that is set forth in an Officer’s Certificate delivered to the Escrow Agent prior to the expiration of the Claims Period shall be affected by the expiration of such representations and warranties as applied to such claim. The representations and warranties made by Mercury in this Agreement or in any other documents required to be delivered to Systinet in accordance with any provision of this Agreement shall terminate at the Effective Time. Nothing in this Section 8.1 or any other provision of this Agreement shall be construed to limit the survival of any covenant or agreement of the Mercury, Merger Sub, Systinet or the Surviving Corporation contained in this Agreement or any of the ancillary agreements, which shall survive the Merger and continue for the time periods set forth therein (or, if no time period is set forth therein, for the applicable statute of limitations), other than covenants and agreements of Mercury, Merger Sub or Systinet which by their terms are to be wholly performed prior to the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	if to Mercury or Merger Sub, to:

Mercury Interactive Corporation

379 North Whisman Road

Mountain View, CA 94043

Attention: David Murphy

Facsimile No.: 650.603.5300

Telephone No.: 650.603.5200

with a copy (which shall not constitute notice) to:

Jones Day

2882 Sand Hill Road, Suite 240

Menlo Park, California 94025

Attention: Daniel R. Mitz

                    Stephen E. Gillette

Facsimile No.: 650.739.3939

Telephone No.: 650.739.3900

(ii)	if to Systinet, to:

Systinet Corporation

One Van De Graaff Drive, 5th Floor

Burlington, MA 01803

Attention: Tom Erickson

Facsimile No.: 781.362.1413

Telephone No.: 781.362.1313

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attention: Mark Burnett

Facsimile No.: 617.523.1231

Telephone No.: 617.570.1031

(iii)	if to the Stockholders Representative, to:

Warburg Pincus Private Equity VIII, L.P.

466 Lexington Avenue, 10th Floor

New York, NY 10017

Attention: Cary J. Davis

                    Scott A. Arenare, Esq.

Facsimile No.: 212.878.9200

Telephone No.: 212.878.0600

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attention: Mark Burnett

Facsimile No.: 617.523.1231

Telephone No.: 617.570.1031

And

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Steven J. Gartner

Facsimile No.: 212.728.8111

Telephone No.: 212.728.8000

8.3 Interpretation. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and annex, article, section, paragraph, exhibit and schedule references are references to the annex, articles, sections, paragraphs, exhibits and schedules of this Agreement, respectively, unless otherwise specified. The plural of any defined term shall have a meaning correlative to such defined term and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation. The headings and captions in this Agreement are for reference only and shall not be used in the construction or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.

8.4 Definitions.

For purposes of this Agreement:

(a) an “Affiliate,” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person;

(b) “Comerica Credit Facility” means that certain credit facility between Comerica Bank and Systinet pursuant to that certain Loan and Security Agreement, dated as of June 28, 2005 and as amended on November 30, 2005, and the other documents, agreements, notes and certificates entered into in connection therewith.

(c) “Contract” means any contract, commitment, agreement or other business arrangement (whether oral or written).

(d) “Deferred Revenue” means the following agreed upon cost of delivery of items included in the deferred revenues reflected on Systinet’s balance sheet as of December 31, 2005 to be included in the calculation of Net Liabilities, where the agreed upon cost of delivering license revenue is 0%, the agreed upon cost of delivering revenue related to maintenance obligations is 20%, and the agreed upon cost of delivering revenue related to service obligations is 80%; for example, if there is $100 of deferred revenue, of which $50 is license revenue, $20 is revenue related to maintenance obligations and $30 is revenue related to service obligations, the amount of Deferred Revenue would be $28, which is determined by adding 0% of the $50 of license revenue ($0), plus 20% of the $20 of revenue related to maintenance obligations (or $4), plus 80% of the $30 of revenue related to service obligations (or $24).

(e) “in the ordinary course of business,” with respect to any action, means such action is:

(i) consistent with the recent past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii) not required to be authorized by the board of directors of such Person;

(f) “Intellectual Property” means the rights associated with or arising out of any of the following: (i) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures (“Patents”); (ii) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (iii) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship (“Copyrights”); (iv) all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (v) all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed (“Software”); (vi) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing any where in the world;

(g) any reference to the “knowledge” of Systinet shall mean the actual knowledge on the date hereof and on the Closing Date, as applicable, after the reasonable inquiry within the scope of their respective business responsibilities of Thomas Erickson, Roman Stanek, Radovan Janeček, George Chamberlain and Peter Davin; provided that in the event that no such inquiry is made by such individual, such individual will be deemed to have the knowledge obtained if such individual had made a reasonable inquiry within the scope of such individual’s business responsibilities. Any reference to the “knowledge” of Mercury shall mean the actual knowledge on the date hereof and on the Closing Date, as applicable, after reasonable inquiry within the scope of their responsibilities of the Chief Financial Officer and VP, Legal of Mercury; provided that in the event that no such inquiry is made by such individual, such individual will be deemed to have the knowledge obtained if such individual had made a reasonable inquiry within the scope of such individual’s business responsibilities;

(h) any reference to an event, change, condition or effect being “material” with respect to any Person means any event, change, condition or effect that is material in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole;

(i) a “Material Adverse Effect” with respect to any Person means any effect that is materially adverse in relation to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect with respect to such Person: (1) any change, event, occurrence or state of facts relating to the U.S. or global economy, financial markets or political conditions in general or any of the industries in which such Person operates in general, including such changes thereto as are caused by terrorist activities, entry into or material worsening of war or armed hostilities, or other national or international calamity (in each case under this clause (1) to the extent not disproportionately affecting such Person and its Subsidiaries taken as a whole); (2) any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of this Agreement or any of the transactions contemplated by this Agreement; (3) any change, event, occurrence or state of facts directly arising out of or resulting from any action taken, or failure to take an action, by such Person or its Subsidiaries with Mercury’s express written consent or in accordance with the express written instructions of Mercury or as otherwise expressly required or specifically permitted to be taken by such Person or its Subsidiaries pursuant to the terms of this Agreement; (4) the incurrence or payment of the Systinet Expenses; and (5) any change, event, occurrence or state of facts arising out of any change in GAAP or applicable accounting requirements or principles which occur or become effective after the date of this Agreement;

(j) “Net Liabilities” means the amount of Systinet’s total liabilities as of December 31, 2005 less the amount of Systinet’s total assets as of December 31, 2005, in each case calculated in accordance with GAAP applied in a manner consistent with accounting principles used in the preparation of the Audited Financial Statements, except that (i) cash received for revenue booked after December 5, 2005 shall be excluded, (ii) accounts receivable for revenue booked after December 5, 2005 shall be excluded, (iii) Deferred Revenue shall be used in lieu of deferred revenue determined in accordance with GAAP, and (iv) all unpaid Systinet Expenses through the Closing Date shall be accrued and included in Systinet’s total liabilities;

(k) a “Person” means any individual, firm, corporation, partnership, company, limited liability company, division, trust, joint venture, association, Governmental Entity or other entity or organization;

(l) “Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority, including any of the following: (i) issued Patents and Patent applications; (ii) Trademark registrations, renewals and applications; (iii) Copyright registrations and applications; and (iv) Domain Name registrations;

(m) “Section 280G Stockholder Approval” means the approval of any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code by such number of stockholders of Systinet as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code;

(n) a “Subsidiary” of any Person means any other Person in which an amount of voting securities, other voting ownership or voting partnership interests sufficient to elect at least 50% of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such Person) is owned directly or indirectly by such first Person;

(o) “Systinet Common Stock” means the Common Stock of Systinet par value $0.01 per share;

(p) “Systinet Preferred Stock” means, collectively, the Convertible Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock;

(q) “Systinet Intellectual Property” means any Intellectual Property that is owned by or exclusively licensed to Systinet or any of its Subsidiaries;

(r) “Systinet Stockholders Written Consent” means a written consent in the form of Exhibit A approving and adopting this Agreement and approving the Merger; and

(s) a reference to a “third party” in this Agreement shall exclude Mercury, Systinet and Merger Sub and their respective Affiliates.

8.5 Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Systinet Disclosure Letter and the Mercury Disclosure Letter, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder.

8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written content of the other parties, except that Merger Sub may assign this Agreement of any its respective rights, interest or obligations hereunder to a direct or indirect, wholly-owned Subsidiary of Mercury without prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.8 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.

8.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF DELAWARE, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

8.11 Binding Arbitration. Except as provided in Sections 1.8, 7.6, 7.7 and 8.12, all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of this Agreement, breach of this Agreement or the transactions contemplated by this Agreement subsequent to the Effective Time shall be resolved as follows:

(a) Any disputes shall be settled under the applicable rules of arbitration (except as set forth below) of Judicial Arbitration and Mediation Services as amended from time to time and as modified in this Section.

(b) The arbitration shall take place in San Francisco, California and shall be the exclusive forum for resolving such disputes, controversies or claims. The arbitrator shall have the power to order hearings and meetings to be held in such place or places as he or she deems in the interests of reducing the total cost to the parties of the arbitration.

(c) The arbitration shall be held before a single arbitrator. The arbitrator shall have the power to order equitable remedies. The arbitrator may hear and rule on dispositive motions as part of the arbitration proceeding (e.g. motions for judgment on the pleadings, summary judgment and partial summary judgment).

(d) The arbitrator may appoint an expert only with the consent of all of the parties to the arbitration.

(e) The arbitrator’s fees and the administrative expenses of the arbitration shall be paid equally by the parties. Each party to the arbitration shall pay its own costs and expenses (including attorney’s fees) in connection with the arbitration.

(f) The award rendered by the arbitrator shall be executory, final and binding on the Parties. The award rendered by the arbitrator may be entered into any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding shall disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

(g) Except as required by law, neither any party nor the arbitrator may disclose the existence, content or results of an arbitration brought in accordance with this Agreement.

(h) Notwithstanding the foregoing, any party may apply to any US court or administrative body of competent jurisdiction to obtain a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief to protect its interests, without breach of this Section and without any abridgment of the powers of the arbitrator set forth above.

(i) Each party to this Agreement hereby agrees that in connection with any such action process may be served in the same manner as notices may be delivered under Section 8.2 and irrevocably waives any defenses it may have to service in such manner.

(j) The arbitration shall be conducted in accordance with the Federal Rules of Evidence and the Federal Rules of Civil Procedure as applicable in the Northern District of California (except that where under such rules the court has discretion to waive or extend provisions thereof or deadlines therein, the arbitrator shall not exercise that right without the written consent of Mercury and the Stockholders Representative).

8.12 IP Litigation; Jurisdiction; Venue. Notwithstanding anything to the contrary in this Agreement, the sole jurisdiction, venue and dispute resolution procedure for actions related to Losses based upon, arising out of or otherwise by virtue of, in whole or in part, Section 2.8 or Systinet Intellectual Property shall be the United States District Court for the District of Delaware, and the parties to this Agreement hereby consent to the jurisdiction of such court. Each of the parties agrees that process may be served upon it in the manner specified in Section 8.2 and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

8.13 WAIVER OF JURY TRIAL. WHETHER IN ACCORDANCE WITH SECTION 8.11 OR 8.12, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.14 Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms. Therefore, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled under this Agreement, at law or in equity.

[Signatures begin on the next page]

Each of Mercury, Systinet, Merger Sub and the Stockholders Representative have caused this Agreement to be executed and delivered as of the date first written above.

MERCURY INTERACTIVE CORPORATION

By:	/s/ David J. Murphy
Name:	David J. Murphy
Title:	SVP and CFO

SYSTINET CORPORATION

By:	/s/ Thomas N. Erickson
Name:	Thomas N. Erickson
Title:	President and CEO

SHARK CORPORATION

By:	/s/ David J. Murphy
Name:	David J. Murphy
Title:	Vice President

WARBURG PINCUS PRIVATE EQUITY VIII, L.P., AS STOCKHOLDERS REPRESENTATIVE

By:	Warburg, Pincus & Co General Partner

By:	/s/ Cary Davis
Name:	Cary Davis

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of January 31, 2006 (this “Amendment”), is by and among Mercury Interactive Corporation, a Delaware corporation (“Mercury”), Systinet Corporation, a Delaware corporation (“Systinet”), Shark Corporation, a Delaware corporation and a wholly owned subsidiary of Mercury (“Merger Sub”), and Warburg Pincus Private Equity VIII, L.P., as a representative of Systinet’s stockholders (the “Stockholders Representative”).

BACKGROUND

A. Mercury, Systinet, Merger Sub and the Stockholders Representative have entered into the Agreement and Plan of Merger, dated as of January 8, 2006 (“Merger Agreement”), pursuant to which the Company will become a wholly owned subsidiary of Mercury;

B. Systinet, Mercury and the Stockholder Representative desire to amend the Merger Agreement to increase the Escrow Fund (as defined in the Merger Agreement) and to provide for certain other changes to the Merger Agreement.

AGREEMENT

The parties to this Amendment, intending to be legally bound, agree as follows:

1. Certain Definitions. Capitalized terms not otherwise defined herein have the respective meanings given to them in the Merger Agreement.

2. Escrow Fund. The amount of the Escrow Fund shall be increased by $600,000 to $11,350,000. At the Closing, notwithstanding anything to the contrary in Section 1.4(d) of the Merger Agreement, Mercury shall deliver $11,350,000 (the amount of the increased Escrow Fund) to the Escrow Agent as contemplated by clause (x) of the second sentence of Section 1.4(d) of the Merger Agent.

3. Certain Disclosure Matters. (a) Schedule 2.2(a) which constitutes a part of Section 2.2 of the Systinet Disclosure Letter be and is hereby replaced in its entirety by Schedule 2.2(a) to this Amendment.

(b) Schedule 5.3(g) to the Merger Agreement be and is hereby replaced in its entirety by Schedule 5.3(g) to this Amendment.

4. Other Provisions Confirmed. Except as otherwise specifically set forth in this Amendment or in another instrument entered into by the undersigned, the parties hereby ratify and affirm all of the terms and provisions of the Merger Agreement, which shall remain in full force and effect.

5. Counterparts. This Amendment may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the

Amendment to Agreement and Plan of Merger – Page 3

same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF DELAWARE, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

[Signatures begin on the next page]

Each of Mercury, Systinet, Merger Sub and the Stockholders Representative have caused this Amendment to be executed and delivered as of the date first written above.

MERCURY INTERACTIVE CORPORATION

By:	/s/ David J. Murphy
Name:	David J. Murphy
Title:	SVP and CFO

SYSTINET CORPORATION

By:	/s/ G. A. Chamberlain
Name:	G. A. Chamberlain
Title:	CFO

SHARK CORPORATION

By:	/s/ David J. Murphy
Name:	David J. Murphy
Title:	VP and Secretary

WARBURG PINCUS PRIVATE EQUITY VIII, L.P., AS STOCKHOLDERS REPRESENTATIVE

By:	Warburg, Pincus & Co.
General Partner

By:	/s/ Cary Davis
Name:	Cary Davis